Exhibit 10.3

REVISED AND RESTATED

SURFACE USE AGREEMENT*

effective June 6, 2014

between

THE KUSKOKWIM CORPORATION

and

DONLIN GOLD LLC

* Surface Use Agreement originally effective June 5, 1995 as revised and restated effective June 6, 2014.

Page

SURFACE USE AGREEMENT		1
RECITALS		1
ARTICLE I. RIGHTS GRANTED OR SERVICES PROVIDED BY TKC		1
1.1	Surface Access	1
1.2	Excluded, Selected, and After Acquired Lands	2
1.3	TKC Services	3
ARTICLE II. DGLLC's OPERATIONS		3
2.1	Conduct of Operations	3
2.2	Waste Rock, Spoil and Tailings	4
2.3	Hunting, Fishing, or Commercial Activities other than Mining Prohibited	4
ARTICLE III. TERM. TERMINATION		4
3.1	Term	4
3.2	Termination by DGLLC	4
3.3	Termination by TKC	5
3.4	Access for Reclamation	5
3.5	Transfer of Equipment; Right of First Refusal	5
3.6	Rights and Duties Following Termination	6
ARTICLE IV. COMPENSATION		6
4.1	Surface Use Fee	6
4.2	Exclusive Use Fee	6
4.3	Commitment to Mine; Purchase of Portions of Surface	7
4.4	Escalator	10
4.5	Milestone Payments	10
4.6	Milled Tonnage Fee	11
4.7	Net Proceeds Payment	11
4.8	Advance Minimum Payments	11
4.9	Taxes	12
ARTICLE V. NOTIFICATION AND COORDINATION		12
5.1	Summary Plan of Operations	12
5.2	Permits	12
5.3	Community Relations	13
5.4	Consultation with TKC	13
5.5	Advisory Committee	14
5.6	Subsistence Plan and Cooperation	16

(continued)

Page

ARTICLE VI. ENVIRONMENTAL PROTECTION		16
6.1	Compliance with Applicable Laws and Cooperation	16
6.2	Reclamation	17
6.3	Indemnification	19
6.4	Insurance	19
6.5	Protection from Liens	19
ARTICLE VII. INSPECTION, ACCESS		20
7.1	Inspection	20
ARTICLE VIII. ANCILLARY RIGHTS		20
8.1	Shareholder Hiring Preference, Training, and Scholarships	20
8.2	Bidder’s Preference Reserved to TKC	21
8.3	Port Construction and Operations	28
ARTICLE IX. DEFAULT		31
9.1	Default	31
9.2	Consequences of Default	31
ARTICLE X. REPRESENTATION AND WARRANTIES		32
10.1	As To DGLLC	32
10.2	As To TKC	32
ARTICLE XI. GENERAL PROVISION		32
11.1	Other Business Opportunities	32
11.2	Confidentiality	32
11.3	Assignment, Designation of Sole Representative	33
11.4	Memorandum for Recording	34
11.5	Laws and Regulations; Severability; and Force Majeure	34
11.6	Notice	35
11.7	Entire Agreement	36
11.8	Title Headings	36
11.9	Further Assurances	36
11.10	Binding Effect	36
11.11	Discharge and Release of Claims Arising Prior to Effective Date	36
11.12	No Third Party Beneficiaries	36
ARTICLE XII. PROCESSING OUTSIDE MINERALS ON THE SURFACE		37
12.1	Outside Minerals	37

-ii-

(continued)

Page

12.2	Milling	37
12.3	Milling Outside Minerals in a Mill Located on the Surface	37
12.4	Disposal of Resulting Tailings and Waste Rock	37
12.5	Milled Tonnage Fee	37
12.6	This Provision Shall Survive Sale of the Additional Surface Lands	37
12.7	No Toll Milling	37
ARTICLE XIII. DEFINITIONS		37

EXHIBIT A -- THE PROPERTY AND SURFACE

THE PROPERTY

EXHIBITS A-1 AND A-2-- PROPERTY MAPS

EXHIBIT A-3 -- THE SURFACE

EXHIBIT B – RECLAMATION AND CLOSURE PARTICIPATION PLAN

EXHIBIT C – NET PROCEEDS

EXHIBIT D -- LIST OF PERMITS

EXHIBIT E – TEMPORARY USE FACILITIES

EXHIBIT X – CATEGORIES OF WORK

-iii-

SURFACE USE AGREEMENT

Surface Use Agreement, originally effective June 5, 1995 (the “Prior Agreement”), and as revised and restated herein as of the Effective Date of June 6, 2014 (this “Agreement”), between The Kuskokwim Corporation, an Alaskan corporation whose address is 4300 B Street, Suite 207, Anchorage, Alaska 99503 (“TKC”) and Donlin Gold LLC, a Delaware limited liability company, whose address is 4720 Business Park Blvd., Suite G-25, Anchorage, Alaska 99503 (“DGLLC”).*

RECITALS

A.           By Exploration and Lode Mining Lease dated May 1, 1995, and as amended and restated to reflect all assignments and amendments up to and including February 11, 2011 and further amended as of the Effective Date (“Lease”), DGLLC, formerly known as Donlin Creek LLC and as successor to Placer Dome U.S., Inc. (“PDUS”), entered into a mining lease agreement with Calista Corporation (“Calista”) regarding the real property described in Section 13.19 of this Agreement (the “Property”). Under the terms of the Lease DGLLC may explore for, develop and produce Valuable Minerals (as defined in the Lease) found on the Property.

B.            TKC owns most of the surface estate to the Property and additional surface estate which the Parties wish to include in this Agreement.

C.            The Parties wish to revise and restate the Prior Agreement on the terms and conditions set forth below:

NOW THEREFORE it is agreed:

Article I. RIGHTS GRANTED OR SERVICES PROVIDED BY TKC.

1.1           Surface Access.

(a)               Subject to the terms and conditions herein set forth, TKC hereby grants to DGLLC non-exclusive and, with respect to areas so designated under the terms and conditions herein, exclusive surface access to the surface estate to that portion of the Property and additional surface estate described in Section 13.20 of this Agreement (the “Surface”) for the purposes of exploring for, developing, mining, treating, shipping, and otherwise exploiting and disposing of any and all Valuable Minerals found in, on or under the Surface or the Property pursuant to the rights granted DGLLC under the Lease.

* The Prior Agreement effective June 5, 1995 was entered into between TKC and Placer Dome U.S. Inc. (“PDUS”). TKC and DGLLC are at times referred to herein individually as “Party” or collectively as “Parties.” The Parties herein agree and confirm that all rights and obligations of PDUS under the Prior Agreement and this Agreement have been assigned to DGLLC with the consent of TKC.

(b)               Without limiting the generality of the foregoing grant, and subject to the terms and conditions herein, TKC agrees DGLLC may conduct the following activities on the Surface:

(i)            to enter upon the Surface for purposes of surveying, exploring for, prospecting for, sampling, drilling, developing, mining (whether by underground, strip, open pit, solution mining or other methods), stockpiling, removing, shipping, transporting, processing, marketing or otherwise disposing of either Valuable Minerals or mineral-bearing ores and materials mined or extracted and removed from the Property;

(ii)           to construct, use, maintain, repair, replace and relocate buildings, roads, tunnels, railroad corridors and loadout facilities, port facilities, ore conveyors, leach pads, leachate collection systems, tailing ponds, waste dumps, ditches, pipelines, power and communication lines, structures, mills, processing facilities, utilities and other improvements and facilities reasonably required by DGLLC for the full enjoyment of the Surface for the purposes set forth in Section 1.1(b)(i) above and otherwise set forth in this Agreement;

(iii)          to use so much of the Surface and the subsurface thereof (to the extent TKC may lawfully convey this right and subject to Section 5.4 below) as DGLLC may consider necessary, convenient or suitable (all of which consistent with responsible mining practices) for any such purposes, including, without limitation, the storage, stockpiling and/or permanent disposal of ore, broken rock, mine or other development, production or other operations for the purposes set forth in Section 1.1(b)(i) above and otherwise set forth in or contemplated by this Agreement;

(iv)          to use, destroy, or cave so much of the Surface and subsurface of the Surface (to the extent TKC may lawfully convey this right and subject to Section 5.4 below) as may be reasonably necessary, convenient, suitable (all of which consistent with responsible mining practices) for or incidental to any of the rights and privileges of DGLLC hereunder or otherwise reasonably necessary or convenient for the purposes set forth in this Agreement;

(v)           to use all reserved or granted easements and rights-of-way to which TKC may be entitled for ingress and egress to and from the Surface;

(vi)          to appropriate and use, consistent with applicable laws of Alaska and to the extent TKC may lawfully do so, and subject to TKC’s right to do the same, any surface and underground water or water rights now existing or subsequently discovered or developed on or appurtenant to the Surface;

(vii)         to exercise all other rights which are incidental to any or all of the rights specified, mentioned, or referred to herein. The rights granted to DGLLC in this Agreement may be exercised by DGLLC in connection with the mineral rights in and to the Property acquired by DGLLC under the Lease.

1.2           Excluded, Selected, and After Acquired Lands.

(a)               The Surface excludes all lands which TKC has conveyed to third parties pursuant to the provisions of Section 14(c) of ANCSA, 43 U.S.C. § 1615(c).

(b)               If Exhibit A-3 to this Agreement is amended in the future in accordance with this Agreement, the lands listed therein may include lands the surface estate to which have been selected by TKC, but not yet conveyed to TKC, pursuant to ANCSA (the “Selected Lands”). The Selected Lands are among those lands subject to the terms of Section 1.2(e). If so included and when conveyed to TKC, such Selected Lands shall become Surface subject to the terms of this Agreement.

(c)               The United States Bureau of Land Management (“BLM”) presently holds interim management authority over such Selected Lands pursuant to ANCSA pending their conveyance to TKC. TKC has no authority to authorize DGLLC to enter upon or use such lands pending their conveyance to TKC. If and when such Selected Lands are included in Exhibit A-3 to this Agreement, TKC agrees to submit a written consent to the use of any Selected Lands required by DGLLC which is consistent with the uses described in this Agreement and support any request by DGLLC to the BLM to authorize DGLLC to enter upon and use such lands prior to their conveyance to TKC, or to make such request itself. To the extent it has the power to do so, TKC hereby agrees to include Selected Lands in this Agreement upon their inclusion in Exhibit A-3 and authorizes DGLLC to occupy and use such included lands upon conveyance to TKC pursuant to this Agreement.

(d)               TKC disclaims any warranty or representation that such Selected Lands will eventually be conveyed to TKC.

(e)               This Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by TKC in or to the Surface or other surface estate overlying or included in the Property, or any part thereof.

1.3           TKC Services.

(a)               Although DGLLC does not believe any additional consent is necessary to exercise its rights under this Agreement, TKC will assist DGLLC in attempting to obtain such consent of the Native village of Crooked Creek, Alaska as may be required as to DGLLC’s operations hereunder pursuant to Sections 14(f) or 26(e) of ANCSA, 43 U.S.C. §§ 1615(f) or 1627(e).

(b)               Portions of the Surface may be subject to claims, interests, or rights under Sections 14(c) or (g) of ANCSA, 43 U.S.C. §§ 1615(c) or (g). Within thirty (30) days of the Effective Date, TKC will provide DGLLC with a listing of all individuals or other entities who have notified TKC of their claim to an interest or right in the Surface under Sections 14(c) or (g) of ANCSA. TKC will provide DGLLC with notice of such additional claims to the Surface within thirty (30) days of their receipt by TKC. TKC will advise DGLLC within thirty (30) days of TKC’s resolution of any such claim.

Article II. DGLLC’s OPERATIONS.

2.1           Conduct of Operations. DGLLC shall have exclusive control of all operations on or for the benefit to the Property, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Except as otherwise provided in this Agreement, DGLLC may carry out such operations on the Property, including the Surface, as it may, in its sole discretion, determine to be warranted. All of the work which may be performed by DGLLC hereunder shall be performed in a good and workmanlike manner and in accordance with sound mining and engineering practices, subject to Sections 6.1 and 6.2 below, but the timing, nature, manner and extent of any exploration, development, mining or processing operation shall be within the sole discretion of DGLLC, and there shall be no implied covenant to begin any such operation.

2.2           Waste Rock, Spoil and Tailings.

(a)               The ore, mine waters, leachates, pregnant liquors, pregnant slurries and other products or compounds of metals or minerals mined from the Surface or Property shall be the property of DGLLC. DGLLC shall not be liable for Valuable Minerals or other materials lost in mining or processing if such mining or processing is consistent with sound mining and metallurgical engineering practices. The Net Proceeds Payment provided for in Section 4.7 shall be payable only on Valuable Minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of DGLLC during the Term of this Agreement, subject to any Net Proceeds Payment as provided in Sections 4.3 and 4.7.

(b)               During the Term, and except as provided in Section 5.4, DGLLC shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine waste and residues. TKC shall be entitled to the Milled Tonnage Fee only for material (excluding tailings) that has not previously been milled on or beneath the Surface.

(c)               TKC may at its option elect to have DGLLC release and quitclaim to TKC any and all DGLLC claim of title or other property interest in all waste rock, spoil, tailings or other mine waste and residues left on the Surface after this Agreement is terminated. TKC shall exercise its election by delivery of written notice to DGLLC. TKC’s election and such release and quitclaim shall be subject to Calista’s advance written consent and to Section 4.3 and DGLLC’s needs to retain ownership and control of portions of the Surface to meet continuing reclamation, closure, maintenance, monitoring, or other regulatory requirements.

2.3           Hunting, Fishing, or Commercial Activities other than Mining Prohibited. No hunting or fishing use, or commercial use other than the mining-related uses and activities described in Article I are authorized by this Agreement. DGLLC, its employees, contractors, and subcontractors shall not engage in hunting, fishing, or such other commercial activities on any portion of the Surface, except as separately and specifically authorized in writing by TKC in its sole discretion, and subject to DGLLC restrictions for safety, regulatory, liability, and other DGLLC operational needs.

Article III. TERM. TERMINATION.

3.1           Term. The term of this Agreement (“Term”) shall remain in effect until April 30, 2031 and shall continue on a year-to-year basis thereafter, so long as the Lease remains in effect. This Agreement will automatically terminate upon termination of the Lease.

3.2           Termination by DGLLC. DGLLC may terminate this Agreement at any time upon giving TKC thirty (30) days advance written notice. In the event DGLLC terminates this Agreement, and subject to any payments accrued and remaining due TKC pursuant to Article IV, and subject to DGLLC’s duty to undertake reclamation under Section 6.2, or any other obligation of DGLLC which has accrued prior to termination, DGLLC will not be required to perform any additional obligation under this Agreement.

3.3           Termination by TKC. Should DGLLC be in default of any of its material obligations under this Agreement, as determined by and subject to Article IX, then TKC may, at its election, terminate this Agreement by giving notice of such intention to DGLLC, and, upon DGLLC’s receipt of such notice, this Agreement shall be conclusively deemed terminated provided however that such termination shall be without prejudice to any other remedies TKC may have.

3.4           Access for Reclamation. DGLLC shall reclaim the Surface to the Property disturbed by DGLLC in accordance with Section 6.2. Upon the expiration or sooner termination of this Agreement, DGLLC shall have, for a period of three (3) years after such expiration or termination or so long thereafter as may be required by any governmental authority, the cost-free, non-exclusive right of ingress and egress to and from and across the Surface for the purpose of reclaiming any disturbance of the Surface or Property and other lands in the vicinity of the Surface caused by DGLLC’s operations on the Property, as well as such ingress and egress for any continuing maintenance, monitoring, or other regulatory requirements under Sections 3.5, 3.6, and 4.3(e).

Notwithstanding any provision of this Agreement to the contrary, DGLLC assumes no responsibility or obligation to reclaim or otherwise cure disturbances to the Property or Surface made before June 5, 1995; provided, however, that DGLLC agrees to be responsible for antecedent disturbances to the extent such disturbed lands are redisturbed by DGLLC during its operations hereunder.

3.5           Transfer of Equipment; Right of First Refusal.

(a)               At the conclusion of mining operations on the Surface and after reclamation and removal of operations thereon, and subject to DGLLC’s rights under Section 3.6 to remove Equipment and needs to retain ownership and control of Equipment upon the Surface to meet continuing maintenance, monitoring or other regulatory requirements, DGLLC shall provide TKC a right of first refusal for DGLLC to transfer to TKC title to any of DGLLC’s Equipment remaining on the Surface. Subject to DGLLC’s needs to retain ownership and control of portions of the Surface to meet continuing maintenance, monitoring, or other regulatory requirements, the TKC right of first refusal regarding such Equipment shall take precedence over any TKC right or obligation to transfer title to portions of the Surface to DGLLC under this Agreement. TKC in its sole discretion may elect to retain title to any such portion of the Surface concurrent with exercising its right of first refusal herein regarding Equipment occupying such portion of the Surface, as well as to obtain reconveyance to TKC by DGLLC of title to any such portion of the Surface to which DGLLC holds title at the time of TKC’s election herein.

(b)               DGLLC shall, within sixty (60) days after determining that it has concluded mining operations on the Surface and completed reclamation and removal of operations thereon, deliver written notice to TKC of the same, together with a list of Equipment remaining on the Surface that DGLLC has determined to offer to transfer title to TKC in accordance with paragraph (a) above. TKC shall have sixty (60) days after receiving such notice to deliver to DGLLC a written list of any Equipment on the DGLLC list to which TKC elects to accept title, together with TKC’s written notice of election to retain or obtain reconveyance by DGLLC of title to any portion or portions of the Surface occupied by such Equipment to which TKC elects to accept title in accordance with paragraph (a). Within thirty (30) days after receiving such notice from TKC, DGLLC shall deliver to TKC an appropriate written instrument or instruments transferring title to the Equipment on the TKC list and any portion of the Surface identified by TKC in its accompanying notice of election, exclusive of any portion or portions of the Surface over which DGLLC determines that it needs to retain ownership and control to meet continuing maintenance, monitoring or other regulatory requirements. DGLLC shall not charge TKC any additional payment for such transfer of title, and TKC and DGLLC shall otherwise each bear its own costs of such transfer.

(c)               If TKC does not within the sixty (60) day period described in paragraph (b) above deliver to DGLLC written notice of its election to accept title to Equipment appearing on the list delivered to TKC by DGLLC in accordance with paragraph (b) above, then DGLLC shall have no further obligation to TKC regarding that Equipment under this Section 3.5. Likewise, if TKC does not deliver to DGLLC written notice of its election to retain or obtain reconveyance by DGLLC of title to any portion of the Surface occupied by Equipment on the list delivered to TKC by DGLLC in accordance with paragraph (b) above, then DGLLC shall have no further obligation to TKC regarding that portion of the Surface under this Section 3.5.

3.6           Rights and Duties Following Termination. In the event of termination of this Agreement, DGLLC agrees, subject to Sections 3.4 and 3.5, to surrender quietly and peaceably the Surface. For a period of one (1) year after the effective date of termination, DGLLC shall have the right to remove its Equipment erected or placed within or upon the portion or portions to the Property or Surface to which such termination applies. The Parties expressly agree that a default by DGLLC under this Agreement shall not result in a forfeiture of the Equipment to TKC. If DGLLC is delayed by snow drifts, washouts, unusually inclement weather, or other climatic condition from completing removal of the Equipment within such one (1) year period, then the time shall be extended by a reasonable period as required by DGLLC.

Article IV. COMPENSATION.

4.1           Surface Use Fee. After the Effective Date, on or before June 5 each year during the Term, DGLLC shall pay to TKC an annual Surface Use Fee. The amount of the Surface Use Fee paid annually shall be [***] per acre of Surface included in this Agreement as of the immediately preceding May 5, except for portions of the Surface and portions of the year for which the Exclusive Use Fee is paid as described in Section 4.2, and adjusted and pro-rated accordingly each subsequent year for any acres added to or subtracted from the Surface included in this Agreement during the twelve months following said May 5 date. An updated reconciliation incorporating said pro-rata adjustment through the most recent May 5 date shall be completed each year on or before June 5, and the adjusted payment added to or subtracted from the Surface Use Fee payment next due.

4.2           Exclusive Use Fee.

(a)               At DGLLC’s option, and at any time after the Effective Date during the Term, DGLLC may periodically designate that portion of the Surface for which it desires the exclusive use (such designated portion hereinafter “Exclusive Use Area”) for the purposes designated in Article I. DGLLC shall provide written notice of such designations, and such designations shall become effective ninety (90) days after delivery of the written notice to TKC. In its written notice, DGLLC may remove some or all of the portion of the Surface that it has previously designated as included in the Exclusive Use Area from that designation, and such removal shall likewise be effective for all purposes of this Agreement ninety (90) days after delivery of the written notice to TKC. Portions of the Surface on which DGLLC is constructing or otherwise placing or has constructed or otherwise placed any Equipment, or has identified as a mine or related infrastructure site pursuant to Section 4.3(b) will be presumptively deemed to be so designated. DGLLC shall pay an Exclusive Use Fee as described in Section 4.2(b) for each acre so designated. Once TKC has received written notice that a portion of the Surface is designated as included in the Exclusive Use Area, TKC will not lease or otherwise authorize an entry by any third party for all lands so designated during the time period for which the designation is effective.

(b)               After the Effective Date, DGLLC on or before June 5 each year during the Term shall pay to TKC an annual Exclusive Use Fee. The amount of the Exclusive Use Fee paid annually shall be [***] per acre for the portion of the Surface effective as Exclusive Use Area as of the immediately preceding May 5. The Parties agree and confirm that no portion of the Surface was effective as Exclusive Use Area prior to the Effective Date. The Exclusive Use Fee shall be in lieu of and not in addition to the Surface Use Fee for the portion of the Surface effective as Exclusive Use Area for the time period that the Exclusive Use Area designation is effective. For portions of the Surface effective as Exclusive Use Area for a portion of a year beginning May 5, the Exclusive Use Fee and Surface Use Fee for that year shall be pro-rated accordingly, and the pro-rata adjusted payment incorporated in the yearly reconciliation completed under Section 4.1.

(c)               DGLLC shall fairly compensate the owner of any improvement damaged by DGLLC which improvement was located upon such Exclusive Use Area prior to its designation by DGLLC.

4.3           Commitment to Mine; Purchase of Portions of Surface.

(a)               In the event DGLLC elects to commence mining operations on the Property pursuant to a final Feasibility Study or other DGLLC written notice provided to TKC, TKC may at its option elect to have DGLLC purchase that portion of the Surface encompassed within the mine and related infrastructure site identified in Section 4.3(b) in lieu of an Exclusive Use Fee under Section 4.2 for the Exclusive Use Area so identified.

(b)               DGLLC shall use its best efforts to identify, in consultation with TKC, those portions of the Surface (A) on which Hazardous Substances or mining or other wastes containing Hazardous Substances will be stored or disposed of; or (B) on which there is a substantial possibility of a release of Hazardous Substances; or (C) on which a release of Hazardous Substances has occurred, and (D) any additional portions that DGLLC reasonably determines will require permanent disturbance for mining operations or retention of DGLLC ownership and control after the termination of this Agreement to meet reclamation, continuing maintenance and monitoring, or other regulatory requirements (individually and collectively “Affected Surface”). Such Affected Surface shall include, without limitation, any tailings impoundment and associated Surface lands including those underlying any watercourse or overlying any aquifer draining such tailings impoundment, any lands on which a mill site or beneficiation facility is located and associated lands, and, if appropriate given its chemical characteristics, any waste rock or overburden dump or storage area, and the Surface lands on which any Hazardous Substance is stored, and the portion of the Surface on which any release of Hazardous Substances has occurred. Such Affected Surface shall be identified prior to the time that the use of Hazardous Substances on the Surface is initiated, preferably at the time that a Feasibility Study or development plan is provided to TKC, and at any time thereafter when appropriate, including when a release of Hazardous Substances has occurred. Without first obtaining the advance written consent of TKC, DGLLC shall not identify or propose facilities or operations under this Agreement that would require it to identify as Affected Surface any portion of the Surface within a five (5) mile (5,280 feet per mile, measured horizontally) radius of the junction of the Kuskokwim River with the Crooked Creek tributary stream. This paragraph (b) shall not be interpreted or applied to require additional written consent from TKC for the construction or operation of the Jungjuk Port and Port Road facilities described in Section 8.3, or the temporary use facilities described in Exhibit E, to which TKC has consented as described therein.

(c)               TKC may reserve to itself any Net Proceeds Payments otherwise payable to TKC under this Agreement on such Affected Surface, including on Valuable Minerals placed on such Affected Surface in any form, including as tailings or waste rock subsequently processed by DGLLC, but shall not receive any further Surface Use Fee or Exclusive Use Fee for a portion of the Surface once DGLLC pays to TKC the Fair Market Value of that portion as described in Section 4.3(f).

(d)               The Parties agree that at the time of conveyance by TKC to DGLLC all such Affected Surface is in its natural state, uncontaminated by any release of Hazardous Substances by any person or entity other than DGLLC, except where DGLLC has prior to such conveyance provided to TKC information conclusively establishing otherwise by environmental studies, including without limitation, soil borings, water samples, and other evidence sufficient to reasonably establish the nature of and extent to which Hazardous Substances are present.

(e)               “Put” to DGLLC at Option of TKC.

(i)             At its sole option, within sixty (60) days of receipt of notice of land identification pursuant to Section 4.3(b), TKC may tender to DGLLC for its purchase pursuant to the terms of this Section 4.3, by way of delivery of quitclaim deed(s), the title it possesses of any portion of the Affected Surface identified pursuant to the procedures set forth in Section 4.3(b) that it wishes to convey, and DGLLC shall accept such tender. TKC shall exercise its sole option to tender to DGLLC for its purchase hereunder those portions of the Surface over which DGLLC reasonably determines that it needs to retain ownership and control after the termination of this Agreement to meet reclamation, continuing maintenance, monitoring or other regulatory requirements. Upon acceptance of the tender, such Affected Surface ceases to be part of the Surface for purposes of this Agreement (except as to payments retained in the Affected Surface as described in Section 4.3(c)). DGLLC shall defend, indemnify, and hold harmless TKC from and against any and all claims and liabilities which arise out of or result in any way from activities conducted on such Affected Surface after the date of transfer of such Affected Surface to DGLLC, except for conditions in existence on the Affected Surface prior to such transfer.

(ii)           Each quitclaim deed shall contain a clause requiring DGLLC to grant TKC a right of first refusal on any further resale or other conveyance of the portion of the Surface described as property conveyed by the deed. If at any time DGLLC determines that it wishes to resell or otherwise convey such portion of the Surface to a party other than TKC and receives a bona-fide offer to purchase or accept conveyance of same (“Offer”), DGLLC shall deliver to TKC a copy of the Offer together with a written notice (“ROFR Offering Notice”), which notice shall state that DGLLC intends to resell or convey that portion of the Surface upon the terms set forth in the Offer. Within sixty (60) days after TKC receives the ROFR Offering Notice, TKC shall deliver to DGLLC written notice of its intent to exercise its right of first refusal (the “Exercise Notice”). If TKC delivers the Exercise Notice within that sixty (60) day period, then DGLLC and TKC shall enter into a written conveyance agreement and DGLLC shall convey that portion of the Surface to TKC upon the terms and conditions set forth in the Offer, within sixty (60) days following DGLLC’s receipt of the Exercise Notice. If TKC does not deliver the Exercise Notice to DGLLC within the sixty (60) day period prescribed above for same, then DGLLC shall conclusively be deemed to have satisfied its obligations with respect to TKC’s right of first refusal with respect to that particular Offer and DGLLC shall be free to resell or convey that portion of the Surface to the party making that Offer. If DGLLC and such party fail to consummate a resale or other conveyance of that portion of the Surface and if, in the future, another Offer is received by DGLLC, TKC shall again have the right of first refusal with respect to such Offer in accordance with the terms of this paragraph (ii).

(iii)          Each quitclaim deed shall also contain a clause incorporating the rights and obligations described in Section 4.3(g).

(f)                Price. The purchase price to be paid by DGLLC for any Affected Surface tendered to it pursuant to the provisions of Section 4.3(e) by TKC shall be the fair market value of the Affected Surface (taking into account the contaminated nature of the Affected Surface at the time of conveyance where applicable) to be determined as follows (“Fair Market Value”): TKC and DGLLC shall jointly acquire and share equally in the cost for an appraisal of the Affected Property to be conveyed by TKC from an MAI certified appraiser. The appraisal shall finally determine the appraised value of the portion of the Affected Property to be conveyed unless, within thirty (30) days of its receipt of the appraisal, a party gives notice to the other party that it disagrees with the appraised value stated in the initial appraisal. The party giving notice of its disagreement shall then obtain a second appraisal, at its own expense, within one hundred twenty (120) days of giving such notice to the other party. Failure of TKC and DGLLC to agree on an appraised value after review by each of the two appraisals shall result in the two appraisers selecting a third appraiser who shall conduct a third appraisal. The appraised value established by the third appraiser shall be binding on both TKC and DGLLC. The cost of the third appraisal shall be shared equally by both Parties. In determining the value of such Affected Surface, the appraisal shall not consider the value of any improvements located upon it or its intended use under this Agreement.

(g)               Tender of Title by DGLLC. At the conclusion of mining operations on the Surface and after reclamation and removal of operations on the Affected Surface (and subject to DGLLC’s right to remove Equipment and to retain ownership and control of portions of the Surface described in Sections 3.5, 3.6 and 4.3(e)), upon request of TKC, DGLLC shall tender to TKC, for its purchase at the Fair Market Value of the Affected Surface at the time of such tender, determined by appraisal in the manner set forth in Section 4.3(f), all the title to any Affected Surface it has purchased pursuant to this Section 4.3. TKC may accept none, all, or any portion of such tender in its sole discretion. Such tender shall be accepted, if at all, within one year. TKC shall defend, indemnify, and hold harmless DGLLC from and against any and all claims or liabilities which arise out of or result in any way from activities conducted on such Affected Surface after the date of transfer of such Affected Surface back to TKC, except for conditions in existence on the Affected Surface prior to such transfer.

(h)               Definitions.

(i)            As used in this Section 4.3, the term “Hazardous Substances” means any hazardous waste or hazardous substance as defined or pursuant to any Environmental Law.

(ii)           As used in this Section 4.3, the term “Environmental Laws” means any and all applicable federal, state, or local laws, statutes, ordinances, rules, regulations, permits, approvals, authorizations, variances, codes, standards, guidelines, decisions, decrees, rulings, orders, notices, binding agreements, or other requirements of any governmental authority, relating to or imposing liability or standards of conduct concerning any Hazardous Substances or the manufacture, management, transportation, storage, use, disposal, release, or threatened release of any Hazardous Substances; preservation, protection, or remediation, of the environment; or the environmental conditions on, under, or about the Surface. “Environmental Law” includes but is not limited to the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613, the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 656 and 657, AS 27.19, AS 46, and rules, regulations, codes, standards, or guidelines promulgated pursuant to such laws, as such laws, statutes, ordinances, rules, regulations, codes, standards, and guidelines are amended from time to time.

4.4           Escalator. The amount of the fees payable under Sections 4.1 and 4.2 shall be adjusted on June 5 (the “Adjustment Date”) each year, commencing with June 5, 2015, for any increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers published by the United States Department of Labor, Bureau of Labor Statistics, entitled “All Items” and applicable to Anchorage, Alaska (the “Index”), using 2014 as the base year for all adjustments. If the Index is discontinued or revised during the Term, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised.

4.5           Milestone Payments. DGLLC shall make the following payments to TKC:

(a)               The sum of [***] upon execution by TKC of this Revised and Restated Agreement. [***] of this payment shall be an Advanced Minimum Payment that shall be recovered as a credit against the Milled Tonnage Fee and Net Proceeds Payment as provided in Section 4.8.

(b)               [***] upon receipt by DGLLC of all government permits and other authorizations required for construction for Project Commercial Production operations to proceed, including the final conclusion of any administrative or court challenge that seeks to enjoin, invalidate, or delay the effectiveness of any of said government authorizations, such that the authorization becomes or remains effective upon such conclusion.

(c)               [***] upon DGLLC’s written notice to TKC of DGLLC’s determination to proceed with construction for Project Commercial Production, which notice and payment shall be delivered to TKC within thirty (30) days after such determination.

4.6           Milled Tonnage Fee. DGLLC shall pay to TKC, within thirty (30) days after the end of each calendar quarter, a Milled Tonnage Fee for ore milled on or beneath the Surface during the prior calendar quarter of Project Commercial Production during the Term. For each of the first forty (40) such calendar quarters, the Milled Tonnage Fee shall be equal to forty cents ($0.40) per metric ton of ore milled, and equal to fifty cents ($0.50) per metric ton of ore milled for the forty-first (41st) and each such subsequent calendar quarter. For purposes of this Section 4.6, ore shall be deemed “milled” and tonnage measured as dry tons at the point that crushed ore initially enters the semi-autogenous grinding (“SAG”) mill or equivalent mill facility circuit described in the final Feasibility Study.

4.7           Net Proceeds Payment. DGLLC shall pay to TKC, within thirty (30) days after the end of each calendar quarter, a Net Proceeds Payment equal to three percent (3%) of the Net Proceeds realized by DGLLC during each prior calendar quarter during the Term as calculated in accordance with Exhibit C to this Agreement.

4.8           Advance Minimum Payments. During the Term, unless DGLLC shall terminate this Agreement on or before any given Anniversary Date of this Agreement, DGLLC shall pay to TKC an Advance Minimum Payment (“AMP”) according to the following schedule:

After the Effective Date, on or before June 5 thereafter:

Each year, until the date that DGLLC delivers written notice to TKC of DGLLC’s determination to proceed with construction for Project Commercial Production:

[***]

Following the date of delivery of said notice and each subsequent year until the date that DGLLC commences Commercial Production:

[***]

Following the date of commencement of Commercial Production and each subsequent year:

[***]

Each year following June 5, 2031 during which mining or processing operations are not carried out on or with respect to the Property in good faith on a continuous basis:

[***]

Mining or processing operations shall be deemed to be carried out on a continuous basis so long as all such operations do not cease for a period of more than 180 consecutive days (except for periods of force majeure as defined in Section 11.5).

All sums paid to TKC as AMP shall be recoverable as a credit against the Milled Tonnage Fee and Net Proceeds Payment payable under Sections 4.6 and 4.7 by withholding from the Milled Tonnage Fee and Net Proceeds Payments as the same become due and payable until such time as by such withholding as all sums paid as AMP are recovered, provided however that TKC shall receive in cash in each year an amount at least equal to the AMP applicable to that year in accordance with the foregoing schedule.

4.9           Taxes. DGLLC shall pay all ad valorem real property taxes levied or assessed upon or against the Surface attributable to its interest therein. DGLLC shall specifically not be responsible for any income taxes and taxes imposed upon TKC by reason of receipt of any payments hereunder. DGLLC will directly pay any taxes levied or assessed upon or against any Equipment or other improvement located upon the Surface by or at the direction of DGLLC.

Article V. NOTIFICATION AND COORDINATION.

5.1           Summary Plan of Operations. On or before June 1 of each year during the Term, DGLLC shall provide TKC with a written summary of DGLLC’s planned operations for the coming field season. The summary shall designate, to the extent practicable that portion of the Surface likely to be affected. When DGLLC intends to conduct operations in an area not included in a prior summary plan, it will advise TKC of its tentative plans for such area on or before February 1.

5.2           Permits.

(a)               TKC hereby grants DGLLC the right and authority to apply, in DGLLC’s name, for all necessary Project permits, licenses and other approvals from the United States of America, State of Alaska, or local governments (collectively, “Permits” and individually, “Permit”, for purposes of this Article V) and TKC agrees to support and cooperate fully with DGLLC in any such efforts. Attached as Exhibit D is a list of all Permits for which DGLLC plans, as of the date of its execution of this Agreement, to apply and the approximate dates upon which DGLLC anticipates such applications shall be made. TKC acknowledges that Exhibit D represents DGLLC’s best efforts to describe the Permits and the timing of such applications, but does not constitute a representation or warranty by DGLLC regarding same.

(b)               Within forty-five (45) days before the end of each calendar quarter, DGLLC shall provide the President of TKC, or the President’s designee, with an advance list of all Permit applications and supporting reports (including but not limited to environmental studies and technical data) that DGLLC plans to submit during the following calendar quarter to government agencies for operations that may have an impact on the Surface, and identify in the list any change in DGLLC operations that would require a major Permit modification or otherwise be likely to significantly alter the environmental impacts of the Project on TKC lands. DGLLC shall provide TKC an advance copy of any Permit documents included in the list that TKC specifically requests from DGLLC within fifteen (15) days after TKC receives the list. DGLLC shall provide TKC thirty (30) days to review and comment to DGLLC upon any documents so provided, prior to finalizing and filing the document with a government agency, except where government agency requirements or emergency necessitate a shorter advance review time, in which case DGLLC shall provide TKC an amount of time, if any, for advance review and comment upon the document that is reasonably practicable under the circumstances. Copies of the versions of such documents filed with a government agency shall be provided to TKC at the time of filing. Copies of Permits shall be provided to TKC upon their receipt by DGLLC.

(c)               Without limiting the provisions of Section 5.2(b), and in the event that DGLLC has not already at least thirty-five (35) days prior to the Effective Date provided TKC with a copy of its air quality permit application (“PSD Application”), DGLLC shall provide TKC a copy of the same at least thirty-five (35) days prior to filing with any government agency. DGLLC shall also provide TKC a copy of the access and control plan (A & C Plan) that DGLLC proposes to include as part of its initial or subsequent PSD Application documents at least thirty-five (35) days prior to filing the same with any government agency. TKC shall have thirty (30) days after receipt of the PSD Application and A & C Plan, respectively, to review each and provide DGLLC with comments regarding the TKC subsistence plan that is developed pursuant to Section 5.6(a). DGLLC shall provide TKC with at least twenty (20) days advance notice of, and an opportunity for TKC representatives to participate in, any meeting or conference call that DGLLC intends to conduct with any representative or representatives of any government agency, when such meeting or call will include discussion of the PSD Application and A & C Plan. Provided, where government agency requirements or emergency necessitate a shorter time or preclude an opportunity for TKC to participate, DGLLC shall, respectively, inform TKC at the earliest time that is reasonably practicable under the circumstances, and reasonably inform TKC regarding the discussion during the meeting or call as soon as reasonably practicable after the meeting or call.

(d)               The confidentiality requirements of Section 11.2 of this Agreement for Information shall apply to the list and advance copies of documents provided to TKC under this Section 5.2. Section 6.2 rather than this Section 5.2 shall apply to the Project reclamation and closure plan (“RCP”).

5.3           Community Relations. At the request of TKC, DGLLC will meet at least annually in a joint meeting with the Native village of Crooked Creek.

5.4           Consultation with TKC. The Parties acknowledge that TKC is now utilizing and will continue to utilize the Surface (except that portion designated as an Exclusive Use Area or for which DGLLC pays an Exclusive Use Fee) for purposes unrelated to the rights granted by this Agreement to DGLLC. The Parties intend to coordinate their various uses of the Surface in a manner so as to avoid and minimize possible conflicts.

(a)                To this end, each Party shall keep the other informed as to their intended uses of the Surface. DGLLC agrees that in conducting its operations on the Surface, it will, in good faith, attempt to minimize the amount of Surface utilized by using only such Surface as is reasonably necessary or convenient (consistent with responsible mining practices) to facilitate the development to the Property.

(b)               DGLLC further agrees that prior to any construction of improvements or in exercising its right of access hereunder it will, in good faith, attempt to accommodate any concerns expressed by TKC as to the location of such improvements, or modes and location of such access routes, including, but not limited to, the avoidance of the disturbance or destruction of any existing improvements. Stockpiles, leach pads, tailing ponds, waste dumps and other improvements constructed by DGLLC, which may be potentially harmful to the environment, shall be located so as to minimize their potential adverse effects, provided such location does not have a material adverse economic effect on DGLLC’s operations, as determined in the sole good faith judgment of DGLLC.

(d)               In addition to complying with all laws applicable to archeological and cultural sites and resources, DGLLC will consult with and attempt to accommodate any concerns expressed by TKC regarding impacts of DGLLC construction or other operations on specific archeological or cultural sites that TKC identifies for DGLLC by particular location on the Surface.

(e)               DGLLC and TKC may each fulfill some or all of their consultation and coordination obligations under this Section 5.4 as part of the Committee meetings and other communications under Section 5.5.

5.5           Advisory Committee.

(a)               To facilitate consultation and coordination and the common interests of the parties, DGLLC and TKC, in cooperation with Calista, will promptly after the Effective Date form an Advisory Technical Review and Oversight Committee (the “Committee”). The Committee, with Calista’s consent, which the Parties hereby confirm has been obtained, will replace and carry out all functions of the Advisory Technical Review Committee under former Section 7.8 of the Lease, prior to its amendment as of the Effective Date.

(b)               The Committee shall be composed of six members, one designated by TKC, two designated by Calista, and three designated by DGLLC. The Committee will meet at least quarterly. TKC, Calista, or DGLLC may request a meeting of the Committee upon (14) days advance written notice to the other two parties. The purpose of the Committee will generally be to advise and consult and to take into consideration the common interests of the parties on all matters concerning DGLLC’s exploration and development plans on the Property or Surface and the results thereof, to undertake joint field visits, and to plan future operations. DGLLC shall seek TKC and Calista views on issues of concern to each regarding DGLLC plans and operations on the Property or Surface, including but not limited to environmental protection, reclamation, subsistence uses, impacts on communities, impacts on archeological and cultural resources, and reasonably minimizing conflict among uses.

(c)               TKC agrees that DGLLC may provide Calista Committee representatives copies of such non-interpretive geological, geophysical, and geochemical data, assays, drill data, drill core, maps, metallurgical data, surveys, feasibility studies and development plans as Calista shall reasonably deem appropriate to ensure a mutually beneficial working relationship with respect to the Lease and Property. DGLLC shall provide TKC Committee representatives copies of such maps, surveys, feasibility studies and development plans and other documents as TKC shall reasonably deem appropriate to ensure a mutually beneficial working relationship with respect to this Agreement and the Surface, including, but not limited to, any documents reasonably appropriate for TKC to confirm the correctness and accuracy of Milled Tonnage Fee and Net Proceeds Payments under Sections 4.6 and 4.7.

(d)               Notwithstanding the views of the Committee, all operational decisions with respect to technical or financial matters shall be made at the sole discretion of DGLLC. With respect to access issues relating to the Property; relationships with other native entities (e.g. corporations, villages, tribal groups, non-profit service providers); claim holders, and cultural issues, Calista will take the lead role and TKC and DGLLC agree that all final decisions on such matters shall require the agreement of Calista and DGLLC; provided, however, that Calista may not exercise its rights granted in this Section in such a manner as would delay, stop, prohibit or otherwise materially and adversely affect the exploration, development, or mining of the Property; and provided further, without limitation, that for such matters with a particular relationship to the access to and use of the Surface, the provisions of Sections 5.2(c) and 5.6(a) shall apply. With respect to such access and use, TKC will consult with Calista and make a good faith effort to reach agreement with Calista regarding the exercise of TKC’s rights. A consensus of the Committee shall determine all other issues (except for operational decisions with respect to technical or financial matters). TKC covenants to use its best efforts to participate in the Committee in a manner to facilitate exploration, development and mining operations on the Surface and the Property to the benefit of each of the parties.

(e)               DGLLC agrees to bear the actual costs of Committee travel and meeting expenses incurred by TKC or individual TKC Committee members, in an amount not to exceed [***] per year, commencing with the year commencing June 5, 2014. TKC or individual TKC Committee members respectively shall submit to DGLLC expense reports with receipts that itemize and adequately describe expenses in order to receive reimbursement for Committee travel or meeting costs which TKC or the individual member incurs, within ninety (90) days after the expense is incurred.

(f)                DGLLC agrees to pay or reimburse actual invoiced charges for independent reporting to TKC or its counsel regarding reclamation planning or progress or environmental monitoring (including but not limited to reviews of Permits and documents described in Section 5.2(b)) that is requested or contracted for by TKC, in an amount not to exceed $125,000 per year, commencing with the year commencing June 5, 2014. The contract with any third party for any such reporting shall include a strict confidentiality agreement that is satisfactory to DGLLC.

(g)               The Committee shall operate in a manner to provide adequate notice of meetings, open communications among members of the Committee, and documentation of actions taken by the Committee or DGLLC related to the Committee’s actions or discussions.

(h)               The confidentiality requirements of Section 11.2 of this Agreement for Information shall apply to documents and information shared with a Calista, TKC or DGLLC Committee member in their capacity as a Committee member.

5.6           Subsistence Plan and Cooperation.

(a)               The Committee described in Section 5.5 will develop a subsistence plan for all Surface lands affected by DGLLC operations. The subsistence plan will be developed with the objective of providing TKC’s shareholders with full access to Surface lands for subsistence uses, subject to the regulatory, safety and other operational needs described in Section 5.6(c). The subsistence plan will be updated periodically as appropriate to reflect any changes in operations included in the summary provided by DGLLC described in Section 5.1 and any changes resulting from TKC’s comments or TKC’s and DGLLC’s meetings with government agencies, as described in Section 5.2(c).

(b)               Prior to destruction by DGLLC operations of any Surface resources such as trees or berries suitable for subsistence use, DGLLC and TKC will cooperate to evaluate for harvest of such resources prior to destruction and delivery to a village or villages in the vicinity for subsistence use. Prior to destruction, TKC shall retain title to such resources, but subject to DGLLC’s rights to use or destroy such resources as described in Section 1.1 and other provisions of this Agreement. DGLLC shall not be required to materially delay construction or other operations to accommodate pre-destruction harvest or delivery of Surface resources or to otherwise provide for harvest or delivery that, as determined in the sole good faith judgment of DGLLC, is not reasonably practicable or which has a material adverse economic effect on DGLLC’s operations.

(c)               This Section shall not restrict or otherwise affect DGLLC’s Surface use, disturbance, and reclamation rights and obligations described elsewhere in this Agreement, including but not limited to rights to destroy Surface resources as described in Section 1.1, or DGLLC’s authority over its operations under this Agreement, including but not limited to authority to restrict or control access for subsistence use to meet regulatory, safety, or other operational needs.

Article VI. ENVIRONMENTAL PROTECTION.

6.1           Compliance with Applicable Laws and Cooperation.

(a)               DGLLC will comply with all applicable federal, state and local laws in performing operations under this Agreement. In addition, DGLLC’s operations on the Surface, including reclamation, will be conducted in accordance with those substantive federal and state statutes and regulations applicable to federal lands adjoining the Surface.

(b)               TKC will designate an environmental compliance (“EC”) representative to facilitate environmental monitoring and reviews by TKC and communications with DGLLC regarding environmental concerns. The TKC EC representative and DGLLC will mutually agree upon and periodically update a list of DGLLC environmental data relevant to DGLLC operations on the Surface. DGLLC will provide access by the TKC EC representative to such data by the end of each quarter during each year, commencing with the first full quarter after the Effective Date.

(c)               DGLLC will additionally allow the TKC EC representative, at TKC’s sole expense, to conduct an audit of DGLLC records relevant to environmental compliance for operations on the Surface, upon TKC providing written notice to DGLLC not less than sixty (60) days in advance, and no more than twice per calendar year. Provided, DGLLC shall not be obligated to allow audit or other review by TKC of such records identified by DGLLC as confidential material for which DGLLC would be entitled to claim to be privileged from disclosure to third parties under applicable law, including but not limited to confidential attorney-client communications, attorney work product, and other internal deliberative documents.

(d)               The confidentiality requirements of Section 11.2 of this Agreement for Information shall apply to documents and information shared with the TKC EC or other representatives, and to the report or other content or results of any audit completed by the TKC EC under Section 6.1(c).

(e)               As part of the Committee functions, DGLLC will consult with TKC regarding development of comprehensive response plans for any spill or similar accident on the Kuskokwim River between a point ten (10) miles upstream from the village of Stony River and a point ten (10) miles downstream of the village of Lower Kalskag. DGLLC will fund, in an amount not to exceed [***] annually commencing with the year commencing June 5, 2014, response/refresher training for up to two (2) teams selected from leaders and residents of the villages of Stony River, Sleetmute, Red Devil, Georgetown, Crooked Creek, Napaimute, Chuathbaluk, Aniak, Upper Kalskag and Lower Kalskag. Each response team may consist of one (1) team leader and up to four (4) additional team members. The composition and base location of the response team(s) will be agreed upon between DGLLC and TKC, based upon each village’s suitability as a strategic location to quickly respond in the unlikely event of a large spill. Villages selected for locating response teams for the Project construction phase may be different than those selected for the Project operations phase. DGLLC shall not be obligated to fund training for more than five (5) members of each response team annually, including team leaders. Training shall be conducted by qualified DGLLC employees or DGLLC’s contractors. DGLLC funding for training may include reimbursement of trainees for actual travel and other expenses to attend training, but shall not extend to wages or other payments to trainees who are not DGLLC employees or contractors.

6.2           Reclamation.

(a)               DGLLC shall reclaim, to the extent reasonably practicable, the Surface disturbed by it. Such reclamation activities shall be performed in accordance with applicable governmental regulations in a manner consistent with the then existing industry standard.

(b)               DGLLC will provide to TKC a copy of DGLLC’s draft Project reclamation and closure plan (“RCP”) no later than thirty (30) days after the Effective Date, for review by an independent expert consultant to be completed in advance of DGLLC submitting a proposed RCP to the Alaska Department of Natural Resources (“DNR”) or other government agencies for review. No later than fifteen (15) days after the Effective Date, DGLLC will provide TKC a list of firms that DGLLC considers qualified to conduct the review. DGLLC will reimburse TKC for actual charges by the consultant for such review, upon presentment by TKC to DGLLC of invoices from the consultant, in an amount not to exceed [***]. The consultant review shall be completed and TKC shall provide a copy of the review and any recommendations and comments by TKC regarding the draft RCP in writing to DGLLC no later than sixty (60) days after the Effective Date.

(c)               DGLLC will provide to TKC as part of or with the draft RCP for the review described in Section 6.2(b):

1)            detailed information and the assumptions supporting the draft RCP and cost estimates therein, including the cost spreadsheets used to support the initial reclamation and closure cost estimate;

2)            the basis for estimating the volumes and quality of water that will need to be managed in the post-closure period and a description of the treatment that DGLLC plans or predicts will be needed prior to any discharge of water from Project facilities;

3)             a description of other post-closure long-term treatment, monitoring, or other actions planned or predicted by DGLLC to meet environmental protection or regulatory objectives; and

4)            a description of the financial assurance amount, mechanisms, and schedule planned or predicted by DGLLC for the activities and requirements included in the RCP.

(d)               DGLLC will provide to TKC opportunities for continued participation in Project reclamation, closure, and related environmental and financial assurance planning and permitting through the Committee as described in Section 5.5 and in accordance with the plan attached as Exhibit B to this Agreement. Exhibit B may be amended from time to time by mutual written agreement of TKC and DGLLC.

(e)               DGLLC shall not be required to commence its reclamation operations hereunder until it advises TKC in writing that its mining, processing, and marketing operations have been completed on the Property; provided, however, as to the Surface disturbed by DGLLC which has not been designated as an Exclusive Use Area within two (2) years of the date such disturbance occurred, DGLLC shall either designate the area as an Exclusive Use Area or reclaim the Surface of such area. DGLLC shall commence reclamation activities upon an Exclusive Use Area upon the termination of its status as an Exclusive Use Area, unless such Area is committed to a mine pursuant to Section 4.3(a).

(f)                Nothing in this Agreement shall be construed to provide TKC with any unilateral right to impose requirements for Project financial assurance in addition to or in an amount greater than that required by federal or state law, or other TKC right to veto DGLLC determinations or actions regarding reclamation, closure, or related planning and permitting determinations or actions.

(g)               The confidentiality requirements of Section 11.2 of this Agreement for Information shall apply to documents and information provided to TKC or a consultant under this Section 6.2.

6.3           Indemnification.

(a)               DGLLC agrees to defend and hold TKC, its subsidiaries, directors, officers, employees, or other authorized agents or servants (“TKC Parties”) harmless and fully indemnify them against any and all claims or demands which may be made upon them for, or on account of, any debt, expense or liability contracted or incurred by DGLLC, its contractors, subcontractors, or other authorized agents or servants (“DGLLC Parties”) in conducting their activities pursuant to this Agreement, including any liability imposed on TKC Parties at any time under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., or other statute or regulation, which arises out of DGLLC Parties’ use or occupation of the Surface, as well as against any and all acts, transactions, and omissions of DGLLC Parties, in conducting their activities pursuant to this Agreement, and DGLLC will defend and save TKC Parties harmless and fully indemnify it as to any liability, for or on account of injury to or death of any person or damage to any property resulting from any such act or omission of DGLLC Parties performed under this Agreement.

(b)               Provided, however, DGLLC’s obligations under this Section 6.3 shall not extend to damages sustained by TKC Parties while on the Surface pursuant to Section 7.1, or to liability to any TKC Party acting in the capacity of a contractor, subcontractor, or employee of DGLLC or a DGLLC contractor or subcontractor. Provided further, DGLLC also shall not be liable under this Section 6.3 for any claims or demands resulting from any acts or omissions of TKC Parties or Calista, its contractors, subcontractors, or other authorized agents or servants (“Calista Parties”), or for any liability under CERCLA arising out of or in any way connected with any TKC Party or Calista Party historic, present, or future use or occupation of the Surface or Property, and TKC agrees to hold DGLLC Parties harmless and indemnify DGLLC from any such liability arising from acts or omissions of TKC Parties, but not from acts or omissions of Calista Parties.

(c)               For purposes of this Section 6.3, “claims or demands” shall mean causes of action, claims, demands, suits, losses, liabilities, fines, penalties, costs, damages, judgments, awards and expenses, including, but not limited to, court costs and reasonable actual attorneys’ fees.

6.4           Insurance. DGLLC will carry or cause to be carried Worker’s Compensation insurance or provide for workers’ compensation insurance coverage through self-insurance as permitted or required by law. DGLLC shall carry comprehensive general liability insurance with bodily injury and property damage limits of not less than [***] per person and [***] per occurrence. Such general liability insurance, with companies reasonably satisfactory to TKC, or self-insurance at DGLLC’s option, shall name TKC as an additional insured. DGLLC shall provide TKC with a certificate of insurance or other evidence reasonably satisfactory to TKC showing DGLLC’s compliance with this Section 6.4.

6.5           Protection from Liens. DGLLC shall pay all expenses incurred by it in its operations on the Surface, and any liens placed upon the Surface arising from any action of DGLLC shall be resolved and removed by DGLLC without delay. However, DGLLC shall not be required to remove any such lien as long as DGLLC is actively contesting in good faith the validity or amount thereof. Nothing in this paragraph shall prohibit DGLLC from mortgaging or otherwise granting a security interest in any of its rights or interests hereunder; provided, however, the rights of TKC shall not be subordinated to any rights of such mortgagee or secured party.

Article VII. INSPECTION, ACCESS.

7.1           Inspection. TKC and its authorized agents, at TKC’s risk and expense (except that DGLLC will provide transportation from the closest affected community serviced by scheduled commercial air service, at least twice a week, to the site of DGLLC’s operations for one inspection visit per year), shall have the right, exercisable at a mutually convenient time, and in a reasonable manner conforming to DGLLC’s safety rules and regulations and so as not to interfere with DGLLC’s operations, to go upon the Surface for the purpose of confirming that DGLLC is conducting its operations in the manner required by this Agreement. TKC shall furnish DGLLC with prior written notice of the time and place of any inspection by TKC pursuant to this Section. TKC shall hold DGLLC harmless from all claims for damages arising out of any death, personal injury or property damage sustained by TKC, its agents or employees (but not permittees or lessees), while in or upon the Surface, whether or not TKC, its agents or employees are in or upon the Surface pursuant to this Section, which death, injury or damage does not result from DGLLC’s negligence or willful misconduct.

Article VIII. ANCILLARY RIGHTS.

8.1           Shareholder Hiring Preference, Training, and Scholarships. DGLLC recognizes that it is in its best interests to hire local persons as employees whenever possible. Therefore, during the Term, DGLLC shall use all reasonable efforts to hire shareholders of TKC equally with DGLLC using all reasonable efforts in accordance with the Lease to hire shareholders of Calista or members of their families for positions for which they are suitably qualified or experienced and available at the time of the proposed hire at prevailing wage and salary rates, in connection with DGLLC’s operations on or beneath the Surface.

(a)               To facilitate such hiring, TKC shall designate at the beginning of each calendar year a hiring liaison office which shall assist DGLLC in identifying and hiring qualified and available employees. DGLLC shall designate a representative in its human resources department to engage during each year in recruitment outreach efforts for TKC shareholders, in coordination with the TKC liaison office. TKC shall maintain and deliver to the DGLLC representative on or before January 31 of each year a current list of TKC shareholders who are interested in working on the Project, together with resumes or descriptions of existing education, training, and experience for each listed person. DGLLC shall deliver to the TKC liaison office on or before March 31 of each year a list of employment positions which it anticipates it will need to fill during the coming year, together with specific education, training, and experience requirements for each position. DGLLC shall provide a list quarterly to the TKC liaison office showing the number of TKC shareholders employed by DGLLC and its contractors.

(b)               DGLLC shall also include in all of its agreements with independent contractors for operations on or beneath the Surface a clause requiring such independent contractors to use all reasonable efforts to hire shareholders of TKC equally with using all reasonable efforts to hire shareholders of Calista or members of their families in accordance with the provisions of this Agreement.

(c)               DGLLC shall take reasonable measures to train TKC shareholders when DGLLC has advance knowledge of vacant positions.

(i)            DGLLC each year commencing June 5, 2014 shall make an annual contribution for scholarships for educational or vocational training for TKC shareholders. [***] of the amount contributed each year shall be reserved for scholarships for TKC shareholders seeking a degree or certificate in some technical field associated with the mining industry, focusing upon skills that will potentially be of use to the mining operations and environmental activities contemplated by DGLLC on or beneath the Surface. Commencing with the year commencing June 5, 2014 and during each year commencing June 5 thereafter during the Term, DGLLC shall contribute [***] per year, which amount will increase to [***] per year following a determination by DGLLC to proceed with construction to achieve Project Commercial Production and to [***] per year following the commencement of Project Commercial Production.

(ii)           These funds will be contributed by DGLLC to, and scholarships awarded by, the Donlin Gold Kuskokwim Educational Foundation, a separate entity from TKC. TKC agrees to DGLLC representation on the Foundation committee for awards for the mining related scholarships. DGLLC and TKC will jointly agree on recommendations to be made to the Foundation concerning the selection of recipients of such scholarships.

(iii)          In cooperation with TKC, DGLLC shall designate a DGLLC representative to work with appropriate state, federal, and local entities to facilitate and support creating and funding a training center in Aniak.

(d)               It is not the intent of the parties to create any legal right whatsoever in any individual shareholder or member of their families to contest any decision made by DGLLC or TKC under this Agreement.

8.2           Bidder’s Preference Reserved to TKC.

(a) (i) On or before September 30, 2014 and September 30 of each calendar year thereafter, DGLLC shall meet with TKC to provide a review of DGLLC’s then current nonbinding forecast (“Forecast”) describing the types of contracts for which DGLLC Entities anticipate seeking bids for Donlin Project Work, during the upcoming twelve (12) months, and to review and coordinate with TKC regarding:

(1) contracts for Donlin Project Work that have been awarded or entered into during the prior quarter between a DGLLC Entity and a TKC Entity, or a third party, the reasons for acceptance of such contracts and where applicable, the reasons for rejection of a TKC bid by a DGLLC Entity, including a reasonably detailed description of the analysis used by the DGLLC Entity in deciding to reject that TKC bid;

(2) potential contracts for Donlin Project Work for which a DGLLC Entity sought but rejected all bids during the prior quarter;

(3) any other matters of interest to either TKC or DGLLC within the scope of this Section 8.2.

(ii) DGLLC shall meet with TKC additionally near the end of each other quarter after each annual Forecast to provide and review updates, if any, to the Forecast and to review and coordinate regarding any other matters of interest to either DGLLC or TKC within the scope of this Section 8.2. The Parties may meet in between quarterly meetings upon request by either Party, but are not obligated to do so.

(iii) The Parties acknowledge that the purposes of the Forecast and meetings are to share appropriate information to assist planning and coordination between the Parties, including available information regarding specific contracting needs of DGLLC Entities, to assist a TKC Entity to have a meaningful opportunity to be a competent and capable contractor when submitting bids. The Forecast and meetings shall not create any obligation or liability of a DGLLC Entity to seek bids for any contract of any type or otherwise be the basis for any cause of action relating to the implementation of this Section 8.2.

(iv) The confidentiality requirements of Section 11.2 of this Agreement shall apply to any documents and information (collectively, “information”) shared and identified as confidential by any DGLLC Entity or TKC Entity during or in relation to such meetings; provided, however, that TKC shall be entitled to discuss and share such information with a TKC Affiliate, provided that the TKC Affiliate shall be subject to the same confidentiality requirements as are applicable to TKC with respect to that information and prior to the disclosure thereof shall execute an agreement to keep such information confidential in the form referenced in Section 11.2. A DGLLC Entity shall not be obligated to disclose to a TKC Entity any information of other contractors that is proprietary or confidential, or the disclosure of which is prohibited by law.

(v) Any meetings required by this Section 8.2 may be combined with Committee meetings under Section 5.5 with the consent of DGLLC, Calista and TKC.

(b) In addition, whenever during the term of this Agreement, commencing with the Effective Date, DGLLC elects to seek cost estimates or bids for a contract for Donlin Project Work, DGLLC shall:

(i) notify TKC in the same manner as it notifies others from whom it is seeking cost estimates or bids for such contracts, and in that notification provide TKC with the same information that DGLLC provides to the others with respect to such cost estimates or bids; and

(ii) in the event that DGLLC actually seeks bids for such a contract, invite TKC, directly or through an appropriate TKC Affiliate, to submit a bid for that contract; and

(iii) in the event that DGLLC actually seeks bids for such a contract, include in the notice or invitation that DGLLC provides to each prospective bidder, notice of the TKC bidder’s preference under this Section 8.2, including but not limited to its application to subcontracting as provided in paragraph (1) of this Section 8.2.

(c) Any bid submitted by a TKC Affiliate for such contract (“TKC Bid”) within the time period specified by DGLLC for submittal shall be accepted if:

(i) the TKC Bid conforms to any procedural and informational requirements applicable to all prospective bidders for submitting a bid that DGLLC, in its sole reasonable discretion, includes in the written invitation to submit bids for the contract that DGLLC delivers to TKC; and

(ii) the TKC Affiliate is competent and capable of performing the TKC Bid; and

(iii) the TKC Bid is substantially equivalent to or better than the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted; and

(iv) the TKC Bid meets one of the following requirements:

(A) the cost of the TKC Bid does not exceed by more than five percent (5%) the cost of the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted; or

(B) (1) the cost of the TKC Bid exceeds by five percent (5%), but not more than ten percent (10%), the cost of the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted, in which event, DGLLC shall notify TKC in writing: (I) of the cost of the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted; (II) that the cost of the TKC Bid exceeded the five percent (5%) threshold; and (III) that the TKC Affiliate shall have ten (10) days after receipt of that notice in which to elect to submit a revised bid for the applicable contract which in cost does not exceed by more than five percent (5%) the cost of the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted (a “Qualifying Revised TKC Bid”); and

(2) within the ten (10) day period identified in (B)(1) above, the TKC Affiliate delivers in writing to DGLLC a Qualified Revised TKC Bid for the applicable contract. If the TKC Affiliate fails to deliver in writing to DGLLC a Qualifying Revised TKC Bid within the applicable ten (10) day period, DGLLC may then accept the lowest qualified bid received by DGLLC which DGLLC otherwise would have accepted. If DGLLC does not accept that bid, then DGLLC may reassess all bids submitted, including that of the TKC Affiliate, in accordance with the provisions of this Section 8.2 or seek new bids for the same contract, and TKC Affiliates will once again be eligible to submit a new bid meeting the requirements of and in accordance with the provisions of this Section 8.2.

(d) As used in this Section 8.2(d), “Calista” and “TKC” shall, without limitation, include and apply to any Calista affiliate or TKC Affiliate, respectively, and “contractor” or “contractors” shall include “subcontractor” or “subcontractors” respectively. In the event that both Calista and TKC each timely submit a separate sole bid, rather than joint Calista/TKC bid for a contract with respect to categories of Donlin Project Work other than those identified in Exhibit X, then the provisions of paragraph (c) shall apply when evaluating the bid by TKC against bids submitted by third parties, but shall not apply when evaluating the bids of Calista and TKC against one another. As between TKC and DGLLC, DGLLC may in its sole discretion accept either the bid submitted by Calista or the bid submitted by TKC, notwithstanding any provision of paragraph (c) above or other provision of this Agreement or other agreement between or among Calista, TKC, or DGLLC, and without limitation to DGLLC Entity rights to reject all bids or a TKC bid to the extent it does not meet the requirements of paragraph (c) or any other provision of this Section 8.2. TKC shall not initiate litigation or any other form of proceeding against DGLLC or any of its other contractors on the grounds that its bid should have been accepted, rather than the bid submitted by Calista, because of a priority preference under this Agreement or the Lease.

(e) DGLLC may require a performance bond or guaranty from any designated contractor, including TKC Affiliates. DGLLC further may perform any and all operations contemplated by this Agreement by itself without seeking any bids, and reject all bids submitted in response to DGLLC seeking bids for any contract. Provided: DGLLC shall seek bids for one or more contracts for work within each of the categories listed as “yes” in the “DGLLC Commitment” column in Exhibit X, in the event that DGLLC determines to proceed with Project operations in that category. Said contract(s) shall be of sufficient scope and total payments to the contractor(s) to comprise at least a substantial portion of the Project operations in that category.

(f) This Section 8.2 shall not apply to any contracts or related cost estimates in any of the following categories when sought and contracted by DGLLC in a stand-alone contract or estimate:

(i) those which DGLLC determines in its sole discretion must be entered into or performed within a short time period for which seeking competitive cost estimates or bids is not commercially practicable, including, without limitation, contracting in emergencies;

(ii) if sought by DGLLC after the date that DGLLC delivers written notice to TKC of DGLLC’s determination to proceed with construction for Project Commercial Production, those for one-time, non-recurring work which DGLLC determines in its sole discretion prior to requesting bids will not exceed $50,000 in total payments to the successful contractor;

(iii) those for (A) preparing solicitations for bids; (B) construction design; (C) obtaining regulatory permits; or (D) other professional architectural, engineering, environmental, planning, consultation, financial, or legal services;

(iv) those for procurement of fuel, goods, equipment, or other materials or consumables (except for procurement of any materials or consumables that is incidental to a services contract or estimate); or

(v) those for general Project engineering, procurement, and construction management, or any component of Project engineering or procurement, or construction management (“EPCM”), except that paragraph (1) of this Section 8.2 shall apply to such EPCM contracts.

(g) For purposes of this Section 8.2:

(i) “Bid” and “Bids” (whether capitalized or not) mean “proposal or bid” and “proposals or bids” respectively.

(ii) “competent and capable of performing” means, as reasonably determined solely by DGLLC (taking into consideration all personnel and entities participating in the bid), having adequate (1) financial, commercial, and technical skills, organization and resources; and (2) safety, quality assurance, and other accounting and operational controls; and (3) record of relevant performance, integrity and business ethics to safely, responsibly and timely complete performance according to specifications.

(iii) “control” or “controlled” means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise.

(iv) “cost” means the total payments by DGLLC to the successful contractor and other costs to DGLLC of performance, taken as a whole, as reasonably determined solely by DGLLC based on review of the bid.

(v) “days” means calendar days.

(vi) “DGLLC Entity” means: (i) DGLLC, and (ii) a DGLLC prime contractor; but excluding a TKC Affiliate. Neither this definition nor anything else in this Agreement shall be construed to suggest any relationship other than that of independent contractors between or among DGLLC, its prime contractors, or individuals or entities contracting with either.

(vii) “DGLLC prime contractor” means an entity, other than a TKC Affiliate, that contracts directly with DGLLC as the other party to the contract, and does not include any subcontractors or other parties not contracting directly with DGLLC as the other party to the contract.

(viii) “Donlin Project Work” means work on the Property or within the categories listed in Exhibit X (regardless of whether the work in the listed categories is located on the Property) and excluding contracts described in paragraph (f) of this Section 8.2.

(ix) “Fundamental Change,” for purposes of paragraph (j), means an addition of scope, outside the scope definition specified in the original contract that increases the original contract cost by more than forty percent (40%) or extends the original contract completion time by more than forty percent (40%).

(x) “material change in the relationship,” as used in the definition of “TKC Affiliate,” means a decrease below forty percent (40%) in the share of the net income of the Joint Enterprise from the contract between the Joint Enterprise and a DGLLC Entity that the TKC Entity has a right to receive, or other change that substantially decreases the meaningful business interest of the TKC Entity in the Joint Enterprise.

(xi) “meaningful business interest” as used in the definition of “TKC Affiliate,” means a substantial, active role in management and operation, sufficient to develop and maintain TKC Entity capability and proficiency in the work that is within the scope of the Joint Enterprise.

(xii) “substantially equivalent” means commercially and technically acceptable and otherwise equivalent in terms of quality and time of performance, in all material aspects and considering all factors, as reasonably determined solely by DGLLC.

(xiii) “TKC Affiliate” means (A) a TKC Entity; (B) a business enterprise in the form of a partnership, limited liability corporation, or corporation formed by a TKC Entity and one or more entities (“Joint Enterprise”) in which the TKC Entity maintains, to DGLLC’s reasonable satisfaction, a meaningful business interest and a right to receive at least forty percent (40%) of the net income of the Joint Enterprise from the contract between the Joint Enterprise and a DGLLC Entity; or (C) an entity which DGLLC determines in its sole reasonable discretion is otherwise acceptable to DGLLC as a TKC Affiliate for purposes of this Section 8.2. A material change in the relationship between a TKC Entity and an entity from which DGLLC has accepted a bid for a contract as a TKC Affiliate and which occurs or takes effect after DGLLC has notified TKC that the entity is acceptable as a TKC Affiliate shall be deemed a change that disqualifies the entity as a TKC Affiliate and shall be grounds for default termination of the contract by DGLLC in its sole discretion, without DGLLC Entity liability, unless TKC has obtained DGLLC written consent to the change prior to the change becoming effective.

(xiv) “TKC Entity” means (A) The Kuskokwim Corporation (“TKC”); or (B) a business entity that is controlled and wholly owned, directly or indirectly, by TKC.

(xv) “which DGLLC otherwise would have accepted” means which DGLLC notifies the bidding TKC Affiliate in writing that it is prepared to accept.

(h) Notwithstanding Section 3.3, Article IX or any other provision of this Agreement or other agreement, TKC agrees that its remedies for any breach or default by a DGLLC Entity or other individual or entity subject to obligations to TKC hereunder in the performance of its obligations under this Section 8.2 shall be limited as follows:

(i) Said remedies shall not include the termination of this Agreement.

(ii) Said remedies shall be solely and exclusively limited to the legal remedies of declaratory relief and money damages. Money damages shall include consequential damages and damages for lost profits, but only to the extent proven at trial. TKC expressly acknowledges and agrees that the remedy of money damages on account of any breach or default of this Section 8.2 is an adequate remedy at law.

(iii) TKC shall not seek any injunction, specific performance, or any other equitable remedy that would delay a DGLLC Entity or other individual or entity subject to obligations to TKC hereunder from entering into a contract with a party other than a TKC Affiliate, or that would suspend or delay the performance of such other contract.

(iv) The provisions of this paragraph (h) shall apply fully to any TKC Entity and other TKC Affiliates.

(v) The provisions of this paragraph (h) are material terms of this Section 8.2.

[Section 8.2(i) intentionally omitted]

(j) Nothing in this Section 8.2 shall limit DGLLC’s ability to enter into contracts with a duration of greater than one (1) year, provided that the provisions of this Section are complied with at the initiation of the contract. Provided further, that upon DGLLC determining to propose or consider acceptance of a Fundamental Change in a contract that encompasses Donlin Project Work, DGLLC shall seek bids as provided in this Section for any additional Donlin Project Work within the scope of that Fundamental Change, rather than negotiate solely with the other party to that contract regarding such additional work. Similarly, after termination of a contract between a DGLLC Entity and a party other than a TKC Affiliate for Donlin Project Work, if DGLLC determines to seek additional Donlin Project Work that would have constituted a Fundamental Change in that contract prior to its termination, DGLLC shall seek bids as provided in this Section for any additional Donlin Project Work within the scope of that Fundamental Change, rather than negotiate solely with the other party to the terminated contract regarding such additional work.

(k) DGLLC and TKC shall each by written notice to the other designate a sole lead representative for purposes of the meetings described in (a) above and all other communications between the Parties under this Section 8.2; provided, however, that DGLLC and TKC may involve such other or additional individuals in the meetings as they determine are appropriate. The written notice shall include at least the office street address, mail and e-mail address, and phone number for the designated representative. Either party may change the representative or update the address and other contact information for the representative from time to time by written notice to the other party. Written notice delivered to the designated representative shall constitute written notice to the party that person represents for all purposes under this Section 8.2, notwithstanding Sections 11.3(b) or 11.6 or any other provision of this Agreement.

(l) DGLLC shall require that all contracts issued by DGLLC prime contractors that encompass Donlin Project Work contain a bidder’s preference provision substantively identical to this Section 8.2 that would flow to the benefit of a TKC Affiliate as a potential subcontractor for such Donlin Project Work where the DGLLC prime contractor is the other party to the contract. Further, DGLLC shall require that any contract for any Donlin Project Work described in Exhibit X that is issued by: (i) any subcontractor to a DGLLC prime contractor, or (ii) any other individual or entity, contains a bidder’s preference provision substantively identical to this Section 8.2 that would flow to the benefit of a TKC Affiliate as a potential subcontractor for such Exhibit X Work where that subcontractor, individual or entity is the other party to the contract. As a condition of issuing a contract that encompasses Donlin Project Work to a prospective DGLLC prime contractor, DGLLC shall require the prospective DGLLC prime contractor to comply with the bidder preference provision included in the contract in selecting, in advance of the contract issuance, any subcontractor for Donlin Project Work encompassed by the contract, if the prime contractor selects any such subcontractor in advance.

8.3           Port Construction and Operations.

The provisions of this Section 8.3 are limited solely to the upriver port on the Kuskokwim River that DGLLC plans to construct and use for mining related development and operations on a portion of the Surface (the “Port”), and the related road that DGLLC plans to construct and use for ingress and egress from the Port to the Project mine site (the “Port Road”). This Section 8.3 rather than Section 8.2 shall apply to the Port Contract Work described in this Section 8.3. This Section 8.3 as well as Section 8.2 shall not apply to any contracts or related cost estimates in any of the categories listed in Section 8.2(f).

(a)               DGLLC has identified a site at Jungjuk encompassing a portion of the Surface as the location for the Port and a route for the Port Road, subject to regulatory agency approval. The location of the Port site and Port Road route are described in Exhibit A-3 to this Agreement. TKC agrees to the Jungjuk Port site and Port Road route as described in Exhibit A-3 and use of the Surface at the site for the Port and within the Port Road route in accordance with this Agreement. TKC shall cooperate as requested by DGLLC to obtain all required government approvals for construction and operation of the Port and Port Road. In the event that all government approvals are not obtained for use of the Jungjuk site for the Port or the Port Road route, or DGLLC otherwise determines to use a different location for the Port or route for the Port Road, DGLLC will consult with TKC in accordance with Section 5.4 regarding that alternative location. The Port, at the Jungjuk site or any alternative location, shall be located on Surface lands (excepting any portion on lands below the ordinary high water elevation not owned by TKC), to the maximum extent practicable and subject to regulatory agency approval. The terms and conditions of this Section 8.3 shall apply to any such alternative locations.

(b)               Once construction of the Port and Port Road is complete and subject to any required government approvals, DGLLC agrees to land at the Port all supplies and materials for the Project mine site that DGLLC or its contractors barge on the Kuskokwim River, and to use the Port Road as the ingress and egress road route for the Project mine site during the Term.

(c)               During the Term and subject to any required government approvals, the Port and Port Road shall be used exclusively for operations conducted or authorized by DGLLC for Project mine construction and operation purposes. Provided, TKC may submit a written request to DGLLC describing particular activities for which TKC seeks use of the Port and Port Road, and upon written approval by DGLLC of the request and subject to any required government approvals, may proceed with that activity. TKC shall assure that any such approved activities do not materially impede or interfere with DGLLC use of the Port or Port Road to move supplies and materials and other Project construction and operation purposes. DGLLC shall be entitled to charge a commercially reasonable pro-rata fee for any activities that DGLLC approves in response to a TKC request, or other third party use of the Port or Port Road during the Term.

(d)               DGLLC shall provide TKC with the exclusive contract or contracts for Port construction and operation work on the Port site (“Port Contract Work”) during the Term, subject to the following terms and conditions:

(i)            TKC in consultation with DGLLC shall select a contractor acceptable to DGLLC, through a request for qualifications, request for proposals, or other competitive bidding process, to form a joint venture, limited liability company, or other Alaska-registered entity with TKC, or a subcontractor relationship with TKC or with a wholly-owned subsidiary of TKC, for Port Contract Work. The entity or relationship formed by the selected contractor and TKC is hereinafter referred to as the “Port Contractor.”

(ii)           The Port Contractor shall meet the requirements for a TKC Affiliate as defined in Section 8.2(g)(xiii). DGLLC shall have the right to review and reject or require changes in the form of and terms and conditions proposed by TKC for the agreement between TKC and the contractor to form the Port Contractor to meet the requirements for a TKC Affiliate and shall, without limitation, have the right to require TKC, any participating TKC subsidiary, and the selected candidate to jointly and severally guarantee the Port Contract Work obligations and performance of the Port Contractor.

(iii)          DGLLC shall have the right to accept or reject among one or more candidates proposed by TKC to form with TKC or a wholly-owned TKC subsidiary the Port Contractor, based on the candidate’s experience, capabilities, and other qualifications. DGLLC shall be entitled to accept in its sole discretion the candidate that DGLLC determines is the most qualified candidate, and not necessarily the lowest cost proposal or bid.

(iv)          The provisions of (i) through (iii) above shall apply to any change in the Port Contractor.

(v)           Each contract for Port Contract Work (“Port Contract”) shall provide for the payments by DGLLC to the Port Contractor to not exceed allowable costs of performance described in the contract plus a contractor’s fee totaling no more than 10% of the incurred and allowed costs. The contractor’s fee shall be inclusive of all G & A expenses (as defined by the United States Defense Audit Agency Audit Manual), other overhead and general expenses (except as expressly and specifically described in the contract as an allowed cost) and profit. The allowable costs shall be described in and measured under each Port Contract in accordance with factors reasonably acceptable to DGLLC as well as generally accepted commercial construction and facility operation industry principles and practices.

(vi)          Each Port Contract shall provide for the Port Contractor to be responsible for accounting for costs appropriately and for maintaining records, including supporting documentation, adequate to demonstrate that costs claimed have been incurred, are allocable to the contract, and are otherwise allowable according to the contract terms. DGLLC may disallow all or part of a claimed cost that is inadequately supported.

(vii)         Each Port Contract shall provide DGLLC the right, but not the obligation, to audit or otherwise review, during business hours and upon reasonable notice to the Port Contractor, Port Contractor records for purposes of monitoring and assuring that payments by DGLLC do not exceed the limits described in (v) above.

(viii)        DGLLC shall have the right to include in any Port Contract all other specifications it determines in its sole reasonable discretion are necessary or appropriate to describe and provide for the performance of the work within the scope of the contract and other commercially reasonable terms, including but not limited to requirements for performance bond or guaranty and remedies for breach or default.

(ix)          In addition to any other remedies, DGLLC shall have the right in the event of a material breach or default of a Port Contract by the Port Contractor, to terminate the contract and have any or all of the work remaining within the scope of the contract performed by a different contractor chosen by DGLLC in its sole discretion without regard to the provisions of Section 8.2 or this Section 8.3, or to perform any or all of said work by itself without seeking any proposals or bids.

(x)            TKC and DGLLC shall be guided but not bound or limited by the relevant provisions of AIA Document A103-2007, “Standard Form of Agreement between Owner and Contractor where the basis of payment is the Cost of the Work plus a fee without a Guaranteed Maximum Price” in seeking agreement regarding the specific terms and conditions of any Port Contract.

(e)               Nothing in this Section 8.3 shall be interpreted or applied to obligate DGLLC to commence or continue to construct or operate the Port or Port Road or provide TKC Port Contract Work in the event that this Agreement is terminated or DGLLC determines not to proceed with or continue the Project, subject to any Port Contract or Port Road contract obligations existing at the time of termination or such DGLLC determination. The design, timing, nature, manner, and extent of Port and Port Road construction and operations, as specified by DGLLC in Port Contracts and Port Road contracts and otherwise with respect to construction and operations outside the scope of said contracts, shall remain within the sole discretion of DGLLC.

(f)                Nothing in this Section 8.3 shall preclude DGLLC from constructing and operating a downriver port (such as the port currently contemplated by DGLLC in the vicinity of Bethel) in addition to but not in lieu of the Port, or temporary barge landings, docks, and related temporary roads and other facilities for construction of mine development and operations facilities, including but not limited to the temporary use facilities described in Exhibit E. DGLLC shall consult with TKC in accordance with Section 5.4 regarding the location of such temporary facilities if proposed on or adjacent to TKC lands (Exhibit E contains the further specific agreement between DGLLC and TKC regarding the facilities described in Exhibit E).

(g)               At the conclusion of mining and mine closure operations on the Surface, or upon termination of this Agreement by DGLLC, DGLLC shall at TKC’s election transfer to TKC title to all DGLLC facilities constructed on and affixed to TKC Surface encompassed by the Port (“Port Facilities”), in accordance with this paragraph (g). This paragraph (g) rather than Sections 3.5 and 3.6 shall apply to said Port Facilities, except in the event of termination of this Agreement by TKC pursuant to Section 3.3 prior to conclusion of mining and mine closure operations on the Surface, in which event Sections 3.5 and 3.6 shall apply thereto.

(i)            DGLLC shall, within sixty (60) days after determining that it has concluded mining and mine closure operations on the Surface or termination by DGLLC pursuant to Section 3.2, whichever occurs earlier, deliver to TKC a written notice containing a list of all Port Facilities and an offer to transfer title to the listed Port Facilities to TKC. TKC shall have sixty (60) days after receiving the DGLLC written notice to deliver to DGLLC TKC’s written notice of its election to accept title to all, but not less than all, Port Facilities listed in the DGLLC written notice. Within thirty (30) days after receiving TKC’s written notice, DGLLC shall deliver to TKC an appropriate written instrument or instruments transferring title to the listed Port Facilities to TKC, free and clear of all claims, liens and encumbrances except those applicable to the TKC Surface encompassed by the Port as of the Effective Date or in favor of or attributable to TKC, or to which TKC otherwise expressly agrees. DGLLC shall not charge TKC any additional payment for such transfer of title, and TKC and DGLLC shall otherwise each bear its own costs of such transfer.

(ii)           DGLLC shall retain, in addition to its access and use rights regarding the Surface under Section 3.4 and other provisions of this Agreement, access and use rights regarding the Port Facilities for purposes of completing its reclamation and continuing maintenance, monitoring or other regulatory requirements, without additional payment to TKC, and the transfer of title under this paragraph (g) shall be subject to all said rights.

(iii)          If TKC does not within the sixty (60) day period described above deliver to DGLLC TKC’s written notice of its election to accept title to all, but not less than all, Port Facilities listed in the DGLLC written notice, then DGLLC shall have no further obligation to TKC regarding the listed Port Facilities under this paragraph (g).

Article IX. DEFAULT.

9.1           Default. If any party fails in the performance of any material obligation under this Agreement (for purposes of this Article IX called the “defaulting party”), the other party shall serve upon the defaulting party written notice of default, describing the default with specificity. If the default is failure to make any payment when due under this Agreement, the defaulting party shall have thirty (30) days after receipt of notice, to cure the default. If the default is for breach of any obligation other than the payment of money, the defaulting party shall have sixty (60) days to cure the default, or if the default reasonably cannot be cured within sixty (60) days, the defaulting party shall commence curing the default within sixty (60) days and shall thereafter continue diligently to cure the default. If the defaulting party disputes that it is in default with respect to all or part of the breaches set forth in the notice by the non-defaulting party, the defaulting party shall cure and/or commence curing all matters for which it is in default and for which it does not dispute the claim of default (if the default is payment of money, the defaulting party shall pay all amounts it does not dispute that it owes). For those matters, which the defaulting party disputes, the defaulting party shall commence suit for a declaratory judgment or such other relief as is appropriate within ninety (90) days in the courts of the State of Alaska, Third Judicial District. If the defaulting party does not commence suit within ninety (90) days of its receipt of notice, the defaulting party shall be conclusively presumed not to dispute the claim of default. If the defaulting party fails to cure the default within the time permitted by this Section 9.1 then the defaulting party shall be deemed in default.

9.2           Consequences of Default. If either party is in material default under Section 9.1 above, the non-defaulting party shall have the right to terminate this Agreement pursuant to Sections 3.2 and 3.3 hereof. If after notice and opportunity to cure as provided for therein, DGLLC would otherwise be deemed to be in default under Section 9.1 above for failure to make any payment under Article IV above, then such non-payment shall not constitute a default, but shall instead be deemed a termination of this Agreement by DGLLC pursuant to Section 3.2 above, effective as of the scheduled due date of such payment.

Article X. REPRESENTATION AND WARRANTIES.

10.1         As To DGLLC. DGLLC represents and warrants to TKC as follows:

(a)               DGLLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and that it is duly licensed and authorized to conduct business in the State of Alaska.

(b)               The execution, delivery and performance by DGLLC of this Agreement are within DGLLC’s power and authority and do not contravene DGLLC’s articles of incorporation or bylaws.

(c)               This Agreement is, when duly executed by all Parties and delivered, a legal, valid and binding obligation of DGLLC enforceable against DGLLC in accordance with its terms provided that TKC delivers an appropriate certificate of authority to DGLLC, within sixty (60) days of signing this Agreement, evidencing TKC’s Board of Directors’ approval of this Agreement and authorizing TKC’s management to execute the Agreement as of the Effective Date.

10.2         As To TKC. TKC represents and warrants to DGLLC as follows:

(a)               TKC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska.

(b)               The execution, delivery and performance by TKC of this Agreement are within TKC’s power and authority and do not contravene TKC’s articles of incorporation or bylaws. TKC makes no representations or warranties as to title of Surface, the condition of the Surface, or the suitability of the Surface for DGLLC’s purposes.

Article XI. GENERAL PROVISIONS.

11.1         Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the Surface. Except as expressly provided herein, the Parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever, whether or not competitive with the rights granted and the activities undertaken pursuant to this Agreement, without consulting the other or inviting or allowing the other to participate therein. Neither of the Parties shall be under any fiduciary or other duty to the other, which will prevent it from engaging in, or enjoying the benefits of, any competing venture. The legal doctrines of “corporate opportunity” or “business opportunity” as developed or applied by any court or authority of any jurisdiction and sometimes applied to persons or legal entities occupying a joint venture or other fiduciary status shall not be applied to any other activity, venture, or operation of either Party.

11.2         Confidentiality.

(a)               For the Term, the Parties agree to treat this Agreement, and the terms and conditions hereof, and all data, reports, records and other information (the “Information”) relating to this Agreement, as confidential. Such Information shall not be disclosed to any other third party except corporations or business entities which control, are controlled by or are under common control with a Party hereto, without the prior written agreement of DGLLC or TKC, as the case may be; and in the event of a permitted disclosure of Information to an unrelated third party, such party shall prior to the disclosure thereof be required to execute an agreement to keep such Information confidential in the form attached as Exhibit B to the Bidder’s Preference Agreement. In the event that TKC or DGLLC is required by any law, rule, regulation, or order to disclose to the public any Information, it shall immediately notify the other of such requirement and the terms thereof, together with a copy of such release of Information as may be contemplated, prior to such disclosure. The Party receiving such notice shall then have the right to approve such disclosure or to request, prior to disclosure, confidential treatment of any of the Information of such terms as it shall, in its sole discretion, determine. The disclosing Party shall use its best efforts to comply with such request prior to making the required disclosure of Information.

(b)               Following expiration or termination of this Agreement, TKC may not disclose to others Information provided to TKC hereunder, unless such disclosure shall be accompanied by a disclaimer of any representation as to the accuracy or reliability of such Information for any purpose.

(c)               Information relating to this Agreement to be kept confidential shall not include a description of TKC’s bidder’s preference in Section 8.2 or information, data, knowledge, and know-how, as shown by written records, that: (i) is in the public domain prior to disclosure to TKC or DGLLC by the other pursuant to this Agreement, as the case may be; or (ii) lawfully enters the public domain through no violation of this Agreement after disclosure to TKC or DGLLC by the other pursuant to this Agreement, as the case may be. However, Information relating to this Agreement to be kept confidential shall include all analyses, interpretations, compilations, studies, or evaluations of such information, data, knowledge, and know-how generated or prepared by or on behalf of TKC or DGLLC.

11.3         Assignment, Designation of Sole Representative.

(a)               The Parties hereby agree and confirm that all rights and obligations of PDUS under the Prior Agreement and this Agreement have been assigned to DGLLC with the consent of TKC. The rights, benefits and obligations of either party hereto may be further assigned in whole or in part to persons or entities capable of performing the obligations of the assigning party, and the provisions of this Agreement shall inure to the benefit of and be binding upon their heirs, personal representatives, beneficiaries, successors and assigns. No change or division in the ownership of the Surface, or payments hereunder, shall operate to enlarge the obligations or diminish the rights of DGLLC. Prior to the time of any assignment of ownership by either party, notice shall be given of such pending assignment by Assignor to the other party to this Agreement, furnishing in detail the Assignee’s credentials as to mining capabilities and financial ability. DGLLC may assign this Agreement to a company which controls, or is controlled by, or which is under common control with DGLLC (“DGLLC Affiliate”) whose size and mining expertise is at least that of DGLLC, without the consent of TKC. No other assignment by DGLLC shall be effective without the written consent of TKC, provided that such consent shall not be unreasonably withheld. TKC agrees not to withhold such consent if the assignee agrees to assume the obligations of this Agreement in writing at the time of such an Assignment and if the assignee is as financially responsible and knowledgeable and experienced as DGLLC in exploring, developing, and operating mining properties of the type covered by this Agreement and is as financially capable of indemnifying others (including but not limited to TKC) from claims or liabilities arising out of or resulting from such activities. TKC may withhold consent if there are any outstanding or unfulfilled obligations by DGLLC unless the assignee is capable of and willing to assume responsibility for such obligations. No assignment by either TKC or DGLLC shall be effective unless the assignee has met with both TKC and DGLLC and acknowledges in writing that: (i) it understands its obligations under this Agreement; and (ii) it assumes the assignor’s rights and obligations under the Bidder’s Preference Agreement.

(b)               Should this Agreement, or an assignment by either Party, involve the division of ownership in the Surface or in an interest in this Agreement, the parties involved with the Agreement or assignment will designate a person to be the sole representative of the interests under this Agreement of either “TKC” or “DGLLC” as the case may be. If this person represents TKC, DGLLC shall be responsible for making all required payments, and for addressing all other required notices and communications, only to this person. If this person represents DGLLC, such persons will be responsible for the tender to all required payments to TKC and TKC shall be required to communicate only with this person in matters concerning this Agreement.

11.4         Memorandum for Recording. This Agreement shall not be recorded by a Party without the other Party’s prior written consent. If requested by either Party, the Parties agree to execute a written memorandum of even date herewith sufficient to be entitled to be recorded under the laws of Alaska, and which shall recite that all of their right, title, and interest in and to the Surface are held subject to this Agreement.

11.5         Laws and Regulations; Severability; and Force Majeure. This Agreement shall be construed and interpreted in accordance with, and governed and enforced in all respects by, the laws of the State of Alaska. Should any dispute involving this Agreement be litigated, such litigation may only be initiated and tried in the courts of the State of Alaska, Third Judicial District at Anchorage, Alaska. If any party to this Agreement be an entity other than a real person (such as a partnership, association or corporation), the party shall be required to comply with all Alaska laws concerning the rights of the party to do business and hold an interest in real property in the State of Alaska. In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with, or contrary to, any applicable law, rule, or regulation, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

Except for the obligation to make payments under Section 4.1, 4.2, 4.5, 4.6, 4.7, 4.8 and 4.9 when due hereunder, the obligations of DGLLC under this Agreement shall be suspended, and it shall not be deemed in default or liable for damages or subject to other remedies while DGLLC is prevented from complying herewith by acts of God, the elements, riots, acts or failures to act on the part of federal or state agencies; inability to obtain necessary government approvals, licenses or permits on reasonably acceptable terms (so long as DGLLC diligently proceeds with an appropriate challenge to such terms); inability to secure materials or to obtain access to the Property or Surface; strikes; lockouts; damage to, destruction or unavoidable shutdown of, necessary facilities; uncontrollable delays in transportation; or any other force, action or event on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of DGLLC; provided, however, that settlement of strikes or lockouts shall be entirely within DGLLC’s discretion; and provided, further, that DGLLC shall promptly notify TKC and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

11.6         Notice. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally to an officer, the Managing Director, or the Secretary and General Counsel of the party to whom directed; or (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; or (iii) sent by telegram, telex, or cablegram, with all necessary charges fully prepaid, confirmation of delivery requested; or (iv) confirmed electronic mail sent to the addressee for notices listed for each Party below. All such notices shall be addressed to the Party to whom directed as follows (electronic mail shall in addition be addressed to the current and correct email address for the individual addressee official listed below):

DGLLC:	Donlin Gold LLC Attn: General Manager 4720 Business Park Blvd., Suite G25 Anchorage, AK 99503
	Telephone No.	[***]
	Facsimile No.:	[***]

	Email:	[***]

with copies to the following: Barrick Gold U.S. Inc. Attn: General Counsel U.S. 460 W. 50 North, Suite 500 Salt Lake City, UT 84101
	Telephone No.:	[***]
	Facsimile No.:	[***]

	Email:	[***]

and NovaGold Resources Alaska, Inc. c/o NOVAGOLD USA, Inc. Attn: CEO 201 S. Main Street, Suite 400 Salt Lake City, UT 84111
	Telephone No.:	[***]
	Facsimile No.:	[***]

	Email:	[***]

TKC:	The Kuskokwim Corporation ATTN: President/CEO 4300 B Street, Suite 207 Anchorage, Alaska 99503

	Email:	[***]
[***]

Either party may, from time to time, change its address for future notices hereunder by notice in accordance with this Section 11.6. Notices, all other documents, and payment shall be complete and deemed to have been given or made when mailed (except in the case of payments), or when delivered personally, or when sent by telegram, telex, cablegram, or confirmed electronic mail.

11.7         Entire Agreement. This Agreement and the Bidder’s Preference Agreement contain all of the representations and agreements between the Parties with respect to the Surface and the subject matter thereof. No modification or waiver of the terms and conditions of this Agreement shall be binding upon either party unless in writing, dated subsequent to the Effective Date of this Agreement, and executed by an authorized representative of such party. No waiver by any party of a breach of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or a different character.

11.8         Title Headings. The title headings of the respective articles and sections of this Agreement are inserted for convenience only, and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.

11.9         Further Assurances. The Parties hereto agree that they will execute any and all other instruments that may be necessary or required to carry out and effectuate any and all of the provisions of this Agreement.

11.10       Binding Effect. Subject to Section 11.3, this Agreement shall be binding upon, and shall inure to, the benefit of the Parties hereto, their heirs, administrator, legal representatives, successors and assigns.

11.11       Discharge and Release of Claims Arising Prior to Effective Date. Each party hereby acknowledges this Agreement, as restated and revised on the Effective Date, as replacing the Agreement executed between TKC and PDUS effective June 5, 1995. Each party hereby releases and discharges the other party of and from all claims, demands, damages, or accountings whatsoever arising from or in respect to the Prior Agreement, or the Property or Surface prior to the Effective Date.

11.12       No Third Party Beneficiaries. Nothing contained in this agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture, or any association between TKC and DGLLC other than lessor and lessee of the Surface, respectively. This Agreement is made for the benefit of the Parties hereto and not for the benefit of any third party.

Article XII. PROCESSING OUTSIDE MINERALS ON THE SURFACE.

12.1         Outside Minerals. As used herein, the term “Outside Minerals” means any and all ores, metals, minerals and materials found in, on or under lands owned or leased by DGLLC other than the Property.

12.2         Milling. As used in this Article XII, the terms “Milling” (and the related terms “Mill” or “Milled”) means crushing, milling, processing, beneficiation, concentrating, vat leaching, treating, storing, and selling or otherwise disposing of Outside Minerals.

12.3         Milling Outside Minerals in a Mill Located on the Surface. TKC agrees that during the Term DGLLC may use any mill constructed on the Surface to Mill Outside Minerals and may use any road, airstrip, port, watercourse or water body, or other transportation facility or means or method of transportation located on the Surface to transport Outside Minerals on or over the Surface for such purpose.

12.4         Disposal of Resulting Tailings and Waste Rock. During the Term, DGLLC may dispose of waste or tailings resulting from the Milling of Outside Minerals in a manner consistent with the terms of this Agreement. All such disposal of waste or tailings resulting from such Milling of Outside Minerals shall be strictly subject to the following material requirements of this Agreement: (i) all such disposal by DGLLC shall be in the same manner and to the same extent it disposes of waste or tailings resulting from the milling of Valuable Minerals; (ii) all such disposal by DGLLC shall be consistent with the terms of this Agreement, including any reclamation obligations; (iii) all such disposal by DGLLC shall be in compliance with all applicable permits, authorizations, statutes, laws, regulations, and ordinances; and (iv) before initiating any such disposal, DGLLC shall demonstrate to the reasonable satisfaction of TKC that there shall be, as a result of such use, no material impact on mine closure (including tailings and waste disposal site closure), reclamation, or water quality, during or after the Term of the Agreement.

12.5         Milled Tonnage Fee. The Milled Tonnage Fee described in Section 4.6 shall apply to and be paid by DGLLC to TKC for all Outside Minerals Milled on the Surface.

12.6         This Provision Shall Survive Sale of the Additional Surface Lands. DGLLC’s obligation to pay the Milled Tonnage Fee on Outside Minerals Milled on the Surface shall survive any sale of the portion of the Surface on which the Mill is located, including, without limitation, a sale of such portion of the Surface by TKC to DGLLC pursuant to Section 4.3.

12.7         No Toll Milling. No Milling of Minerals on the Surface other than those from the Property or Outside Minerals as defined in Section 12.1 is allowed under this Agreement.

Article XIII. DEFINITIONS.

13.1         “Advance Minimum Payment” means the payment payable by DGLLC to TKC described in Section 4.8 of this Agreement.

13.2         “DGLLC Affiliate” means, as stated in Section 11.3(a) of this Agreement, a company which controls, or is controlled by, or which is under common control with DGLLC.

13.3         “Agreement” means this Surface Use Agreement, as revised and restated as of the Effective Date.

13.4         “ANCSA” means the Alaska Native Claims Settlement Act, as amended, 43 U.S.C. § 1601 et seq.

13.5         “Anniversary Date” means the date one or more years following the original effective date of this Agreement prior to its revision and restatement, that date being June 5, 1995.

13.6         “Bedrock” shall mean all rock, fresh, altered, or weathered in place, which has not been moved to its present location by fluvial, glaciofluvial, glacial or mass wasting process.

13.7         “Bidder’s Preference Agreement” means the Bidder’s Preference Agreement, dated effective June 6, 2013, among Calista, TKC, and DGLLC.

13.8         “Commercial Production” shall be deemed to have commenced on the first day following the date on which the first ore is refined and poured at any facility; however, minor refining of ore products for metallurgical tests, pilot projects and facility start-up testing shall not constitute Commercial Production.

13.9         “Common Variety Minerals” means sand, silt, stone, gravel, pumice, pumicite, cinders, and petrified wood.

13.10       “Effective Date” means the effective date of this revised and restated Agreement as specified in the introductory paragraph of this Agreement.

13.11       “Equipment” means all buildings, structures, facilities, machinery, tools, equipment, and other property of DGLLC erected or placed within or upon the portion or portions of the Surface or Property to which termination of this Agreement applies, excepting only track, timber, chutes and ladders in place for underground support and entry, if any.

13.12       “Fair Market Value” is defined and calculated according to Section 4.3(f) of this Agreement.

13.13       “Feasibility Study” means a written report prepared by DGLLC or a third party detailing an analysis of the economic and commercial viability of conducting operations for the production and sale of Valuable Minerals from the Property that recommends that all or some part of the Property shall be brought into commercial production, and includes any revisions, updates or modifications of that report.

13.14       “Information relating to this Agreement” means this Agreement and the terms and conditions hereof, and all data, reports, records and other data or information (“Information”) relating to this Agreement, including any data provided by TKC.

13.15       “Milled Tonnage Fee” means the fee payable by DGLLC to TKC on milled tonnage of ore as described in Section 4.6 of this Agreement.

13.16       “Net Proceeds Payment” means the net proceeds payment payable by DGLLC to TKC as calculated pursuant to Exhibit C attached hereto, and as described in Section 4.7 of this Agreement.

13.17       “Placer Deposit” as used in this Agreement shall mean all alluvial deposits, sand, gravel and detrital material, including any valuable minerals contained therein, which lie physically on, or above, Bedrock.

13.18       “Project” means a development and mining operation described in a Feasibility Study.

13.19       “Property” means the lands described in Exhibit A of the Lease and to this Agreement, as the same may be amended from time to time under the Lease, and by this reference incorporated herein (the “Property”), except as provided in Section 6.6 of the Lease.

13.20

(a)               “Surface” means the surface estate to that portion of the Property and additional surface estate to which TKC has received a patent or interim conveyance or selected pursuant to ANCSA, except as provided in Section 1.2, described in Exhibit A-3. Exhibit A-3 shall be amended from time to time to conform to any changes in the status of selected or excluded lands as described in Section 1.2. The surface estate included in the Surface may otherwise be modified by written agreement of TKC and DGLLC amending Exhibit A-3.

(b)               If TKC or DGLLC provides written notice to the other party describing a proposed amendment of Exhibit A-3 and the other party does not deliver a written response to the proposed amendment within thirty (30) days after receipt of the notice, then that party shall be deemed to have agreed to the proposed amendment and obligated to promptly execute a written agreement so amending Exhibit A-3.

(c)               TKC or DGLLC shall not unreasonably withhold or condition agreement to an amendment to Exhibit A-3 proposed by the other party to add or delete TKC surface estate to conform to any amendment from time to time of Exhibit A of the Lease as described in Section 13.19 that adds or deletes Calista subsurface estate underlying TKC surface estate. Provided, however, TKC or DGLLC shall not be obligated under this paragraph (c) to agree to any addition of TKC surface estate (i) located within a five (5) mile (5280 feet per mile, measured horizontally) radius of the junction of the Kuskokwim River and the Crooked Creek tributary stream (excepting any additional surface estate that may be required for the Port and Port Road site and route described in Section 8.3 or the temporary use facilities described in Exhibit E); (ii) that exceeds 320 acres in a single parcel that is not contiguous to the Surface as described in Exhibit A-3 on the Effective Date; or (iii) to more than 6,400 acres of cumulative net total additions of TKC surface estate after the Effective Date.

13.21       “Valuable Minerals” means all ores, metals, minerals and materials (excluding minerals of any kind contained in a Placer Deposit, Common Variety Minerals, and all deposits of coal, oil and gas, and associated hydrocarbons) found in, on, or under the Property.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement effective as of the day and year first written above.

DONLIN GOLD LLC		THE KUSKOKWIM CORPORATION

By	/s/ Stan Foo	By	/s/ Maver Carey

Its President and General Mgr.		Its President / CEO

STATE OF ALASKA	)
) ss:
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on 6th day of June, 2014, before me, the undersigned, a Notary Public in and for the State of Alaska, duly commissioned and sworn, personally appeared Maver Carey to me known to be the Pres / CEO of The Kuskokwim Corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument for the uses and purposes therein mentioned, and on oath stated that he/she is authorized to execute the instrument on behalf of said corporation, and the seal affixed is the corporate seal of said corporation.

WITNESS my hand and official seal hereto affixed the day and year in this certificate above written.

/s/ Amy Jarrell
Notary Public in and for Alaska
My commission expires: 5-13-2017 (SEAL)

STATE OF ALASKA	)
) ss.
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 6th day of June, 2014, before me, the undersigned, a Notary Public in and for the State of Alaska, duly commissioned and sworn, personally appeared Stan Foo, to me known to be the Pres/CEO of Donlin Gold LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the instrument on behalf of said company.

WITNESS my hand and official seal hereto affixed the day and year in this certificate above written.

/s/ Amy Jarrell (SEAL)
Notary Public in and for Alaska
My commission expires: 5-13-2017

EXHIBIT A   THE PROPERTY AND SURFACE

The Property

The following real property, located in the Kuskokwim and/or Mt. McKinley Recording Districts, Seward Meridian, Alaska:

1. LANDS FOR MINING AND MINING RELATED PURPOSES.

1Township 22 North, Range 48 West
Sections 5 & 6

2Township 22 North, Range 49 West
Sections 1, 2, 3, 10, 11

3Township 23 North, Range 48 West
Sections 5, 6, 7, 8
16, 17, 18, 19, 20, 21
28, 29, 30, 31, 32, 33

4Township 23 North, Range 49 West
Sections 1, 10, 11, 12, 13, 14, 15
21, 22, 23, 24, 25, 26, 27, 28
33, 34, 35, 36

Township 22 North, Range 48 West
Sections 4, 7, 8, 9, 17, 18, 19, 20

Township 22 North, Range 49 West
Sections 12, 13, 24
Sections4, 5, 8, 9, 14, 15, 16, 17, 18
N 1/2 of Section 19, N 1/2 of Section 20, 21 (all except SW 1/4),
Sections 22, 23

Township 23 North, Range 48 West
Sections 3, 4, 9, 10, 15, 22, 27, 34

Township 23 North, Range 50 West
South 1/2 of Section 33

2. LANDS FOR WIND TURBINE TOWER, ACCESS, ROADWAY, MATERIAL SITE, PORT SITE, AND EQUIPMENT LAYDOWN USES.

Township 21 North, Range 50 West
15 acres within Section 5 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey
5 acres within Section 6 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey

1 Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

2 Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

3 Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

4 Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

Township 22 N, Range 50 West
10 acres within Section 35 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey
35 acres within Section 36 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey

Township 21 North, Range 48 West
400’ wide roadway of approximately 48 acres within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Township 22 North, Range 49 West
400’ wide roadway of approximately 48 acres within Section 7, exact location to be determined after construction with a survey

Township 22 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 12, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 13, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 34, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 35, exact location to be determined after construction with a survey

Township 21 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 2, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 3, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 4, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 5, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 9, exact location lobe determined after construction with a survey

Township 19 North, Range 55 West
400’ wide roadway of approximately 48 acres within Section 31, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 30, exact location to be determined after construction with a survey

Township 18 North, Range 55 West
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 7, exact location to be determined after construction with a survey

Township 18 North, Range 58 West
400’ wide roadway of approximately 48 acres within Section 25, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 26, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 32, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 33, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 34, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 35, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 36, exact location to be determined after construction with a survey

Township 17 North, Range 58 West
400’ wide roadway of approximately 48 acres within Section 5, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey

Township 22 North, Range 50 West
20 acre material site within Section 12, exact location to be determined after construction with a survey
20 acre material site within Section 13, exact location to be determined after construction with a survey
20 acre material site within Section 35, exact location to be determined after construction with a survey

Township 21 North, Range 50 West
20 acre material site within Section 2, exact location to be determined after construction with a survey
20 acre material site within Section 4, exact location to be determined after construction with a survey
20 acre material site within Section 6, exact location to be determined after construction with a survey
20 acre material site within Section 9, exact location to be determined after construction with a survey

Township 21 North, Range 48 West
20 acre material site within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Township 19 North, Range 55 West
20 acre material site within Section 30, exact location to be determined after construction with a survey
20 acre material site within Section 31, exact location to be determined after construction with a survey

Township 17 North, Range 58 West
Port site containing approximately 100 acres within Sections 5 and 6, exact location to be determined after construction with a survey

Township 21 North, Range 48 West
55 acre parcel of land for the purpose of constructing an equipment laydown area within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Lands Selected by The Kuskokwim Corporation under the Alaska Native Claims Settlement Act but not Conveyed:

Township 18 North, Range 56 West
400’ wide roadway of approximately 48 acres within Section 11, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 12, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 13, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 14, exact location to be determined after construction with a survey

Township 18 North, Range 56 West
20 acre material site within Section 11, exact location to be determined after construction with a survey
20 acre material site within Section 12, exact location to be determined after construction with a survey
20 acre material site within Section 14, exact location to be determined after construction with a survey

Attached hereto are two maps (A-1 and A-2) showing the boundaries of the Property.

T24NR52W
T24NR51W
T24NR50W
T24NR49W
T24NR48W
T23NR52W
T23NR51W
MONTANA
LITTLE
CREEK
DONLIN CREEK
T22NR52W
T22NR51W
CREEK
T22NR50W
T21NR52W
T21NR51W
T21NR50W
CREEK
T21NR49W
Crooked
Creek
T20NR52W
T20NR51W
GEITUNA
T20NR50W
CREEK
T20NR48W
FIGURE A-1
FIGURE A-2
Crooked
Creek
Aniak
The Property
Full Section
Partial Section
ANCSA Selections and Conveyances
14 (h) (8) Patented
Patented
Navigable Waters
Donlin Creek Original Area of Agreement
SCALE:
THE PROPERTY
FIGURE:
A-1

EXHIBIT A-3

The Surface

The surface estate of the following real property, located in the Kuskokwim and/or Mt. McKinley Recording Districts, Seward Meridian, Alaska:

1.	LANDS FOR MINING AND MINING RELATED PURPOSES.

5Township 22 North, Range 49 West
Sections 2, 3, 10, 11

6Township 23 North, Range 48 West
Sections 5, 6, 7, 8, 17, 18, 19, 20, 29, 30, 31

7Township 23 North, Range 49 West
Sections 1, 10, 11, 12, 13, 14*, 15, 21, 22, 23*, 24, 25, 26, 27, 33, 34, 35, 36 (*excluding from TKC’s surface estate a 13.91 acre parcel located within unsurveyed Sections 14 and 23 as described in the Record of Survey recorded as
Plat 96-1 in the Kuskokwim Recording District on January 17, 1996)

Township 22 North, Range 48 West
Sections 31

Township 22 North, Range 49 West
Sections 4, 5, 6, 7, 8, 9, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30,
31, 32, 33, 34, 35, 36

Township 22 North, Range 50 West
Sections 1, 12, 13

2.	LANDS FOR ACCESS, ROADWAY, MATERIAL SITE, PORT SITE, AND EQUIPMENT LAYDOWN USES.

Township 20 North, Range 49 West
Port site containing approximately 100 acres within Section 29, exact location to be determined after construction with a survey

Township 20 North, Range 49 West
400’ wide roadway of approximately 48 acres within Section 29, exact location to be determined after construction with a survey

400’ wide roadway of approximately 48 acres within Section 30, exact location to be determined after construction with a survey

5 Included in original TKC Surface Use Agreement (06/05/95) with Placer Dome U.S. Inc.

6 Included in original TKC Surface Use Agreement (06/05/95) with Placer Dome U.S. Inc.

7 Included in original TKC Surface Use Agreement (06/05/95) with Placer Dome U.S. Inc.

Township 21 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 2, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 3, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 4, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 5, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 9, exact location to be determined after construction with a survey

Township 21 North, Range 50 West
20 acre material site within Section 2, exact location to be determined after construction with a survey
20 acre material site within Section 4, exact location to be determined after construction with a survey
20 acre material site within Section 6, exact location to be determined after construction with a survey
20 acre material site within Section 9, exact location to be determined after construction with a survey

Township 22 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 34, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 35, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 36, exact location to be determined after construction with a survey

Township 22 North, Range 50 West
20 acre material site within Section 35, exact location to be determined after construction with a survey
20 acre material site within Section 36, exact location to be determined after construction with a survey

Attached hereto is map A-3 showing the boundaries of the Surface.

Lyman Surface Parcel
MONTANA
CREEK
Proposed Approximate Route, Jungjuk Port to Mine Site Road
T22NR47W
GETMUNA
JUNGJUK
CREEK

TKC SUA Surface Expansion (December 2012)

Full Section

Partial Section

TKC SUA Surface (June 1995)

TKC "Surface" per June 1995 Surface Use Agreement

TKC ANSCA Conveyances

12 (a) or 12 (b) Patented

Lyman Property

Lyman Surface Parcel, Subsurface Owned by Calista

SCALE:	DONLIN	THE SURFACE CONFIDENTIAL DRAFT	FIGURE: A-3